     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998


                                                      REGISTRATION NO. 333-49421
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        SYKES ENTERPRISES, INCORPORATED
             (Exact name of registrant as specified in its charter)

                       FLORIDA                                               59-3157093
           (State or other jurisdiction of                      (I.R.S. Employer Identification No.)
            incorporation or organization)

   100 NORTH TAMPA STREET, SUITE 3900, TAMPA, FLORIDA 33602, TELEPHONE (813)
                                    274-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                SCOTT J. BENDERT
    SENIOR VICE PRESIDENT -- FINANCE, TREASURER, AND CHIEF FINANCIAL OFFICER
                        SYKES ENTERPRISES, INCORPORATED
   100 NORTH TAMPA STREET, SUITE 3900, TAMPA, FLORIDA 33602, TELEPHONE (813)
                                    274-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                MARTIN A. TRABER, ESQ.                               MICHAEL A. CAMPBELL, ESQ.
               STEVEN W. VAZQUEZ, ESQ.                                  MAYER, BROWN & PLATT
                   FOLEY & LARDNER                                    190 SOUTH LASALLE STREET
          100 NORTH TAMPA STREET, SUITE 2700                          CHICAGO, ILLINOIS 60603
                 TAMPA, FLORIDA 33602                                      (312) 782-0600
                    (813) 229-2300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                             ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ---------------

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED(1)         PER SHARE(2)           PRICE(2)       REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..........   2,838,692 Shares          $18.50            $52,515,802            $15,493
==========================================================================================================================



(1) Includes 370,264 shares of the Common Stock that would be purchased upon exercise of an over-allotment option granted to the Underwriters.


(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on June 11, 1998.

(3) A registration fee of $21,918 previously was paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION,
PROSPECTUS         PRELIMINARY PROSPECTUS, DATED JUNE 1, 1998


                                2,468,428 SHARES


                         (SYKES ENTERPRISES, INC. LOGO)

                                  COMMON STOCK

                            ------------------------

     All of the shares of Common Stock, par value $.01 per share (the "Common Stock") of Sykes Enterprises, Incorporated ("Sykes" or the "Company") offered hereby are being offered by certain selling shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby. The Common Stock is quoted on the Nasdaq National Market under the symbol "SYKE." On May 28, 1998, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $20 7/8 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                                     PRICE TO               UNDERWRITING             PROCEEDS TO
                                                      PUBLIC                DISCOUNT(1)          SELLING SHAREHOLDERS
-----------------------------------------------------------------------------------------------------------------------
Per Share...................................            $                        $                        $
-----------------------------------------------------------------------------------------------------------------------
Total(2)....................................           $                        $                        $
=======================================================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Certain Selling Shareholders have granted to the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 370,264 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount, and Proceeds to Selling Shareholders will be
    $          , $          and $          , respectively. See "Selling
    Shareholders" and "Underwriting."

                            ------------------------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about             , 1998.
                            ------------------------
MERRILL LYNCH & CO.
                                    ROBERT W. BAIRD & CO.
                                       INCORPORATED

                                                                     FURMAN SELZ
                            ------------------------
               The date of this Prospectus is             , 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this
Prospectus:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

          (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Company's Investor Relations Department located at the Company's executive offices at 100 North Tampa Street, Suite 3900, Tampa, Florida 33602, telephone: (813) 274-1000.
                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements and related notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) that the Underwriters' over-allotment option will not be exercised and (ii) gives retroactive effect to a 3-for-2 stock split in the form of a stock dividend effected on July 18, 1996 and a 3-for-2 stock split in the form of a stock dividend effected on May 19, 1997. See "Underwriting." This Prospectus contains forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results in these forward-looking statements as a result of certain of the factors set forth in "Risk Factors" and elsewhere in this Prospectus and in the documents incorporated by reference herein.

                                  THE COMPANY

     Sykes is a global provider of a wide array of information technology ("IT") outsourcing services, including information technology support services, information technology development services and solutions and software fulfillment. The Company's services are provided at various stages during the life cycle of computer hardware and software products. Through its state-of-the-art IT call centers, the Company provides services to leading computer hardware and software companies by providing technical support services to end users of their products and to major companies by providing corporate help desk and other support services. The Company also provides fulfillment services to computer hardware and software companies including design, replication, material integration, packaging and distribution. In addition, through its staff of technical professionals, the Company provides software development and related services to large corporations, on a contract or temporary staffing basis, including software design, development, integration and implementation; systems support and maintenance; and documentation, foreign language translation and software localization. The integration of these services provides the Company's customers the opportunity to outsource a broad range of their information technology services needs to the Company.

     In 1993, in an effort to capitalize on the trend toward outsourcing information technology services, the Company focused its strategic direction exclusively on the information technology services marketplace and broadened its array of services. Pursuant to this strategy, the Company began providing information technology support services by opening IT call centers. Revenues from information technology support services have grown rapidly through the opening of two domestic IT call centers in 1994, two in 1995, three in 1996, and one in 1997. In addition, the Company has begun construction of a new domestic IT call center in Manhattan, Kansas, which the Company expects to be fully operational in 1998. The domestic IT call centers are stand-alone facilities, each modeled after the same prototype. The Company's strategy of locating its domestic IT call centers in smaller communities, typically near a college or university, has enabled the Company to benefit from a relatively low cost structure and a technically proficient, stable work force. In addition to its domestic call centers, internationally the Company opened one IT call center in 1994 and two during 1997. Additional international IT call centers were obtained as part of the Company's acquisitions, of which one was acquired during 1996 and eight were acquired during 1997. The Company estimates that its IT call centers have the capacity to process in excess of 140,000 calls per day in the aggregate, up from 7,000 calls per day in January 1994, from users of hardware and software products seeking technical assistance.

     The Company believes that outsourcing by information technology companies and companies with information technology needs will continue to grow as increasing competition encourages businesses to focus on their core competencies rather than non-revenue producing activities. Rapid technological changes, significant capital requirements for state-of-the-art technology and the need to integrate and update complex information technology systems spanning multiple generations of hardware and software components make it increasingly difficult for businesses to cost-effectively maintain quality information technology services in-house. To capitalize on this trend toward outsourcing, the Company has developed a strategy that includes the following elements: (i) expand information technology support services revenues through additional IT call centers; (ii) market the Company's expanded customer care services to existing customers to position the Company to become a preferred vendor of outsourced services; (iii) establish a competitive advantage through the Company's sophisticated and specialized technological capabilities; and (iv) expand its customer base through strategic alliances and selective acquisitions.

     The Company was founded in 1977 in North Carolina and moved its headquarters to Florida in 1993. In March 1996, the Company changed its state of incorporation from North Carolina to Florida.

                       RECENT ACQUISITIONS AND ALLIANCES

     The Company has expanded its services and customer base through strategic acquisitions. During 1997, the Company expanded its international information technology support services through its acquisition of Traffic, N.V. ("Traffic") of Brussels, Belgium, on January 1, 1997, Telcare Telekommunikations -- Mehrwertdieste mbH ("Telcare") of Wilhelmshaven, Germany, on June 16, 1997, TAS Telemarketing Gesellschaft fur Kommunikation und Dialog mbH ("TAS I") of Bochum, Germany on September 25, 1997, TAS Hedi Fabinyi GmbH ("TAS II") of Stuttgart, Germany on September 25, 1997, and McQueen International Limited ("McQueen") of Galashiels, Scotland on December 31, 1997. In addition, the Company's growth of its technical staffing, software development and documentation and software translation services has been supplemented by the Company's acquisition in March 1997 of Info Systems of North Carolina, Inc., a provider of software and support to national high volume retail chains. Each of the acquisitions set forth above, except for Traffic, were accounted for utilizing the pooling-of-interests method of accounting. With the McQueen acquisition, the Company has grown to an organization of more than 6,500 employees across 40 worldwide locations, providing IT support services at all stages in the life cycle of their products and services.

     The Company also has expanded its services and increased its IT call center capabilities through strategic alliances. By combining technology acquired in 1996 with technology developed jointly pursuant to its May 1997 alliance with SystemSoft Corporation, a leading vendor of remote diagnostic tools for software products, the Company has introduced electronic technical support center ("ETSC") services that integrate hardware and software diagnostics with call avoidance capabilities. The Company's ETSC diagnostic tools provide a comprehensive solution for end users of computer hardware and software products.

     The Company further expanded its IT call center utilization capabilities through its July 1997 agreement with Tech Data, a leading wholesale distributor of microcomputer products, to provide technical product support services to customers of Tech Data's network of 35,000 computer product resellers. The Company believes that this arrangement will enable the Company to reach end users of computer hardware and software products through an established distribution channel.

     Sykes also expanded its services to the health care industry through its formation and funding with HealthPlan Services Corporation ("HPS") of Sykes HealthPlan Services, Inc. ("SHPS") in December 1997. The new company, SHPS, is currently owned 50% by Sykes and 50% by HPS. SHPS is a provider of outsourced care management services and products and employee benefit administration services to large corporations and healthcare providers and payors. On April 24, 1998, SHPS filed with the Commission a Registration Statement relating to a proposed initial public offering of its common stock, pursuant to which the Company and HPS anticipate selling a portion of their interests in SHPS, if such offering is completed.

                                  THE OFFERING


Common Stock offered by the Selling
Shareholders....................................   2,468,428 shares


Common Stock outstanding........................   39,244,083 shares(1)

Use of proceeds.................................   The Company will not receive
                                                   any proceeds from the sale of
                                                   shares of Common Stock
                                                   offered hereby.

Nasdaq National Market Symbol...................   SYKE
---------------

(1) Excludes 1,144,029 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $17.83 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                          YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED
                                       ------------------------------   -------------------------------
                                         1995       1996       1997     MARCH 30, 1997   MARCH 31, 1998
                                       --------   --------   --------   --------------   --------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues.............................  $155,957   $218,996   $313,184      $66,597          $89,149
Direct salaries and related costs....   101,703    134,236    195,449       39,639           55,644
General and administrative...........    47,173     67,824     87,728       19,306           23,472
Impairment of long-lived assets......        --         --     10,400           --               --
                                       --------   --------   --------      -------          -------
  Income from operations(1)..........     7,081     16,936     19,607        7,652           10,033
Interest income (expense), net.......    (1,686)      (597)       767          384               77
Loss from joint venture(2)(3)........        --         --     (2,828)          --           (8,015)
Other................................       176        455       (923)          58              (13)
                                       --------   --------   --------      -------          -------
  Income before income taxes.........     5,571     16,794     16,623        8,094            2,082
Provision for income taxes(4)........     2,857      6,490     10,876        2,947            3,554
                                       --------   --------   --------      -------          -------
Net income (loss)....................  $  2,714   $ 10,304   $  5,747      $ 5,147          $(1,472)
                                       ========   ========   ========      =======          =======
Net income (loss) per common share:
  Basic..............................  $   0.09   $   0.30   $   0.15      $  0.13          $ (0.04)
  Diluted............................  $   0.09   $   0.29   $   0.14      $  0.13          $ (0.04)
Weighted average common shares
  outstanding:
  Basic..............................    29,945     34,411     38,982       38,858           39,058
  Diluted............................    31,329     35,954     40,253       40,165           40,157


                                                                AT DECEMBER 31,
                                                         -----------------------------    MARCH 31,
                                                          1995       1996       1997        1998
                                                         -------   --------   --------   -----------
                                                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................................  $  (279)  $109,373   $108,316     $ 68,719
Total assets...........................................   85,958    214,524    241,663      211,102
Total long-term debt, less current installments........   14,136      5,178     33,313        2,009
Total shareholder's equity.............................   18,201    144,143    147,787      142,558


---------------

(1) The year ended December 31, 1997 includes $10.4 million of charges associated with the impairment of long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121 and one-time merger and related charges of $3.1 million related to the acquisition of McQueen International Limited. Exclusive of such charges and the expense referred in
    (2) below, income from operations, income before income taxes, net income, net income per basic share, and net income per diluted share would have been approximately $33.1 million, $32.9 million, $22.0 million, $0.56, and $0.55, respectively.
(2) The year ended December 31, 1997 includes $2.8 million of expense associated with acquisition-related in-process research and development costs related to an acquisition completed by SHPS.
(3) The three months ended March 31, 1998 includes $8.0 million of expense associated with acquisition-related in-process research and development costs incurred by SHPS. Exclusive of such charge, net income, net income per basic share, and net income per diluted share would have been approximately $6.5 million, $0.17 and $0.16, respectively.
(4) Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, was subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.

                                  RISK FACTORS

     An investment in shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this Prospectus, before purchasing the Common Stock offered hereby. Certain matters discussed or incorporated by reference in this Prospectus are forward-looking statements within the meaning of the federal securities laws. Discussions containing such forward-looking statements may be found in the material set forth below and under "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," as well as in this Prospectus and the documents incorporated by reference herein generally. The terms "believe," "estimate," "expect," "intend," "anticipate," "plan," and similar expressions and variations of such expressions identify certain of such forward-looking statements which speak only as of the dates on which they were made. Prospective investors are cautioned that any such forward-looking statement are not guarantees of future performance, and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and the matters set forth in this Prospectus and the documents incorporated by reference herein generally.

RECENT ACQUISITIONS AND IMPLEMENTATION OF ACQUISITION STRATEGY

     The Company completed six acquisitions during 1997, and, in the future, may pursue other acquisitions. There can be no assurance that the Company will be able to successfully integrate the operations and management of recent acquisitions and future acquisitions. Acquisitions involve significant risks that could have a material adverse effect on the Company, including: (i) the diversion of management's attention to the assimilation of the businesses acquired; (ii) the risk that the acquired businesses will fail to maintain the quality of services that the Company has historically provided; (iii) the need to implement financial and other systems and add management resources; (iv) the risk that key employees of the acquired business will leave after the acquisition; (v) potential liabilities of the acquired business; (vi) unforeseen difficulties in the acquired operations; (vii) adverse short-term effects on the Company's operating results; (viii) lack of success in assimilating or integrating the operations of acquired businesses with those of the Company;
(ix) the dilutive effect of the issuance of additional equity securities; (x) the incurrence of additional debt; (xi) research and development write-offs and other acquisition-related expenses; and (xii) the amortization of goodwill and other intangible assets involved in any acquisitions that are accounted for using the purchase method of accounting. There can be no assurance that the Company will successfully implement its acquisition strategy. Furthermore, there can be no assurance any acquisition will achieve levels of revenue and profitability or otherwise perform as expected, or be consummated on acceptable terms to enhance shareholder value. Currently, the Company does not have any arrangements or understandings with any party with respect to future acquisitions. The Company, however, continues to monitor acquisition opportunities. See "Business -- Recent Acquisitions and Alliances."

ABILITY TO MANAGE GROWTH

     The Company has rapidly expanded its operations since it began providing information technology support services through its IT call centers in 1993 and anticipates continued growth to be driven by industry trends toward outsourcing of such services. The continued growth of the Company's customer base and expansion of the scope of services offered by the Company can be expected to continue to place a significant strain on its resources. These resources could be further strained from the opening of new IT call centers and the necessity to successfully attract and retain qualified management personnel to manage the growth and operations of the Company's business. There can be no assurance that the Company will have sufficient resources or otherwise be able to maintain its historic rate of growth or to maintain the quality of its services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAPID TECHNOLOGICAL CHANGE

     The market for information technology services is characterized by rapid technological advances, new product introductions and enhancements, and changes in customer requirements. The Company's future success will depend in large part on its ability to service new products, platforms and rapidly changing technology. These factors will require the Company to provide adequately trained personnel to address the increasingly sophisticated, complex and evolving needs of its customers. Any failure by the Company to anticipate or respond rapidly to technological advances, new products and enhancements, or changes in customer requirements could have a material adverse effect on the Company. See "Business -- Industry Background" and "Business -- Operations."

DEPENDENCE ON KEY CUSTOMERS

     Revenue from a single customer, which is also a Selling Shareholder, comprised 13%, 13%, and 11% of the Company's consolidated revenues for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to the pooling-of-interests method of accounting. See "Selling Shareholders." The Company's largest ten customers accounted for approximately 44% of the Company's consolidated revenues in 1997. Generally, the Company's contracts are cancelable by each customer at any time or on short term notice, and customers may unilaterally reduce their use of the Company's services under such contracts without penalty. The Company's loss of (or the failure to retain a significant amount of business with) any of its key customers could have a material adverse effect on the Company. See "Business -- Customers."

DEPENDENCE ON QUALIFIED PERSONNEL

     The Company's business is labor intensive and places significant importance on its ability to recruit and retain qualified technical and professional personnel. The Company generally experiences high turnover of its personnel and is continuously required to recruit and train replacement personnel as a result of a changing and expanding work force. A higher turnover rate among the Company's employees would increase the Company's hiring and training costs and decrease operating efficiencies and productivity. Additionally, demand for qualified professionals conversant with certain technologies is intense and may outstrip supply as new and additional skills are required to keep pace with evolving computer technology. There can be no assurance that the Company will be successful in attracting and retaining the personnel that it requires to conduct its operations successfully. Failure to attract and retain such personnel could have a material adverse effect on the Company. See "Business -- Employees."

RELIANCE ON TECHNOLOGY AND COMPUTER SYSTEMS

     The Company has invested significantly in sophisticated and specialized telecommunications and computer technology and has focused on the application of this technology to meet its clients' needs. The Company anticipates that it will be necessary to continue to invest in and develop new and enhanced technology on a timely basis to maintain the Company's competitiveness. Significant capital expenditures may be required to keep the Company's technology up-to-date, and investments in technology, including future investments in upgrades and enhancements to software, may not necessarily maintain the Company's competitiveness. The Company's future success also will depend in part on its ability to anticipate and develop information technology solutions that keep pace with evolving industry standards and changing client demands. In addition, the Company's business is highly dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty, operating malfunction or otherwise, could have a material adverse effect on the Company. See "Business -- Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

YEAR 2000 COMPLIANCE

     Date sensitive computer applications that currently record years in two-digit, rather than four-digit, format may be unable to properly categorize and process dates occurring after December 31, 1999 (the "Year 2000" problem). The Company has made a preliminary determination that it should not incur significant costs to make its software programs and operating systems Year 2000 compliant. If Year 2000 related failures were to occur in the Company's computer and information systems, however, the Company could incur significant, unanticipated liabilities and expenses. In addition, the Company is in the process of determining whether other companies with whom the Company does business are Year 2000 compliant. The failure of any such company to be Year 2000 compliant could have a material adverse effect on the Company.

DEPENDENCE ON TREND TOWARD OUTSOURCING

     The Company's business and growth depend in large part on the industry trend toward outsourcing information technology services. There can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in the direction of this trend could have a material adverse effect on the Company. See "Business -- Industry Background."

EMERGENCY INTERRUPTION OF IT CALL CENTER OPERATIONS

     The Company's operations are dependent upon its ability to protect its IT call centers and its information databases against damage that may be caused by fire, power failure, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. The Company has taken precautions to protect itself and its customers from events that could interrupt delivery of the Company's services. These precautions include off-site storage of backup data, fire protection and physical security systems, rerouting of telephone calls to one or more of the Company's other IT call centers in the event of an emergency, backup power generators and a disaster recovery plan. The Company also maintains business interruption insurance in amounts that it considers adequate. Notwithstanding such precautions, there can be no assurance that a fire, natural disaster, human error, equipment malfunction or inadequacy, or other event would not result in a prolonged interruption in the Company's ability to provide support services to its customers. Such an event could have a material adverse effect on the Company. See "Business -- Operations."

INTERNATIONAL OPERATIONS AND EXPANSION

     The Company's international operations are conducted from eleven IT call centers, six fulfillment centers and two offices located in Sweden, The Netherlands, France, Germany, South Africa, Scotland, Ireland, and The Philippines. Revenues from international operations for the years ended December 31, 1995, 1996 and 1997 were 44.7%, 40.3% and 38.1% of consolidated revenues, respectively, pursuant to the pooling-of-interests method of accounting. The Company intends to continue its international expansion. International operations are subject to certain risks inherent in conducting business abroad, including exposure to currency fluctuations, changes in foreign governmental regulations, tariffs and taxes, import/export license requirements for the Company's software, the imposition of trade barriers, difficulties in staffing and managing foreign operations, political uncertainties, longer payment cycles, foreign exchange restrictions that could limit the repatriation of earnings, difficulties in accounts receivable collection, potentially adverse tax consequences, and economic instability. There can be no assurance that one or more of such factors or other factors relating to international operations will not have a material adverse effect on the Company's business, results of operations or financial condition.

     The Company conducts business in various foreign currencies and therefore is subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are committed and the date that they are consummated. The Company also is subject to certain exposures arising from the translation and consolidation of the financial results of its foreign subsidiaries. The Company has from time to time taken limited actions to attempt to mitigate the Company's foreign transaction exposure. However, there can be no assurance that actions taken to manage such exposure will be successful or that future changes in currency exchange rates will not have a material impact on the Company's future operating results. The Company does not hedge either its translation risk or its economic risk.

COMPETITION

     The industry in which the Company competes is extremely competitive and highly fragmented. Although many companies provide information technology services, the Company believes that no one company is dominant. There are numerous and varied providers of such services, including firms specializing in call center operations, fulfillment, temporary staffing and personnel placement companies, language translation companies, general management consulting firms, major accounting firms, divisions of large hardware and software companies and niche providers of information technology services, many of whom compete in only certain markets. The Company's competitors include many companies who may possess substantially greater resources, greater name recognition and a more established customer base than it does. In addition, the services offered by the Company historically have been provided by in-house personnel. The Company also competes with other developers of software diagnostic tools, back office and point-of-sale applications, many of which have significantly greater financial, technical, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully against existing or potential new competitors as the industry continues to evolve.

     The Company believes that the most significant competitive factors in the sale of its services include quality and reliability of services, flexibility in tailoring services to customer needs, price, experience, reputation and comprehensive and integrated services. As a result of intense competition, information technology development services and solutions engagements frequently are subject to pricing pressure. Customers also require vendors to be able to provide services in multiple locations. Competition for contracts for many of Sykes' services takes the form of competitive bidding in response to requests for proposals.

     Many of the Company's large customers purchase information technology services primarily from a limited number of preferred vendors. The Company has experienced and continues to anticipate significant pricing pressure from these customers in order to remain a preferred vendor. These companies also require vendors to be able to provide services in multiple locations. Although the Company believes it can effectively meet its customers' demands, there can be no assurance that it will be able to compete effectively with other information technology services companies. See "Business -- Competition."

RISKS ASSOCIATED WITH SOFTWARE DEVELOPMENT

     During 1997 and the first quarter of 1998, the Company derived approximately 7% and 6%, of its revenues, respectively, from the sale of software products that it developed. The following risks relate to the sale of those products or any other software products developed by the Company in the future.

     Dependence on New Products and Adaptation to Technological Change. The computer software industry is subject to rapid technological change often evidenced by new competing products and improvements in existing products. The Company depends on the successful development of new products, including upgrades of existing products, to replace revenues from products introduced in prior years that have begun to experience reduced revenues. If the Company's leading products become outdated and lose market share or if new products or existing product upgrades are not introduced when planned or do not achieve the revenues anticipated by the Company, the Company's operating results could be materially adversely affected. Even with normal development cycles, the market environment can change so quickly that features in certain products can become outdated soon after market introduction. These events may occur in the future and may have a material adverse effect on future revenues and operating results.

     Competition. The personal computer market is intensely competitive, subject to strategic alliances of hardware and software companies and characterized by rapid changes in technology and frequent introductions of new products and features. The Company's competitors include developers of operating systems, applications and utility software vendors and personal computer manufacturers that develop their own software products. The Company's current software development revenues and profitability are dependent on the viability of the Microsoft Windows and DOS operating systems. The Company expects to encounter continued competition both from established companies and from new companies that are now developing, or may develop, competing products. Many of the Company's existing and potential competitors have financial, marketing and technological resources significantly greater than those of the Company.

     Future competitive product releases may cause disruptions in orders for the Company's software products while users and the marketplace evaluate the competitive products. The extent of the disruption in orders and the impact on future orders of the Company's products will depend on various factors that are not fully known at this time, including the level of functionality, performance and features included in the final release of these competitive products and the market's evaluation of competitive products compared to the then current functionality, performance and features of the Company's products.

     The Company anticipates that the type and level of competition experienced to date will continue and may increase and that future sales of its software products will be dependent upon the Company's ability to timely and successfully develop or acquire new software products or enhanced versions of its existing products, and to demonstrate to the user a need for the Company's products while developers of operating systems and competitive software products continue to enhance their products. To the extent that operating system enhancements, competitive products or bundling of competitive products with operating systems or computer hardware reduce the number of users who perceive a benefit from the Company's products, sales of the Company's software products in the future would be materially adversely impacted.

     Product Returns. Like other manufacturers of package software products, the Company is exposed to the risk of product returns from distributors and reseller customers. Although the Company believes that it provides adequate allowances for returns, there can be no assurance that actual returns in excess of recorded allowances will not result in a material adverse effect on business, operating results and financial condition.

     Dependence on and Intense Competition for Key Personnel. Recruitment of personnel in the computer software industry is highly competitive. The Company's success in this product area depends to a significant extent upon the performance of its executive officers and other key personnel. The loss of the services of key individuals could have a material adverse effect on the Company. The Company's future success will depend in part upon its continued ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

     Patents and Proprietary Information. The Company provides its products to end users under a nonexclusive, nontransferable license. Under the Company's current form of software license agreement, software is to be used solely for internal operations on designated computers at specified sites. The ability of software companies to enforce such licenses has not been finally determined and there can be no assurance that misappropriation will not occur.

     The extent to which United States and foreign intellectual property laws (including copyright and patent laws) protect software as well as the enforceability of end user licensing agreements has not been fully determined. In addition, changes in the interpretation of intellectual property laws could expand or reduce the extent to which the Company or its competitors are able to protect their software and related intellectual property.

     Because the computer industry is characterized by technological changes, the policing of the unauthorized use of computer software is a difficult task. Software piracy is expected to continue to be a persistent problem for the software industry. Despite steps taken by the Company to protect its software products, third parties still may make unauthorized copies of the Company's products for their own use or for sale to others. These concerns are particularly acute in certain international markets. The Company believes that the knowledge, abilities and experience of its employees, its timely product enhancements and upgrades and the availability and quality of its support services provided to users are more significant factors in protecting its software products than protection afforded by intellectual property laws.

DEPENDENCE ON SENIOR MANAGEMENT

     The success of the Company is largely dependent upon the efforts, direction, and guidance of its senior management. Although it has entered into employment and noncompetition agreements with certain of its executive officers, the Company's continued growth and success also depends in part on its ability to attract and retain qualified managers and on the ability of its executive officers and key employees to manage its operations successfully. The loss of John H. Sykes, Chairman of the Board, President and Chief Executive Officer, or the Company's inability to attract, retain or replace key management personnel in the future, could have a material adverse effect on it. See "Management."

CONTROL BY PRINCIPAL SHAREHOLDER; ANTI-TAKEOVER CONSIDERATIONS

     As of the date of this Prospectus, John H. Sykes, the Company's Chairman of the Board, President and Chief Executive Officer, beneficially owns approximately 47.4% of the Company's outstanding Common

Stock. As a result, Mr. Sykes retains significant voting power with respect to the election of the Company's directors and the outcome of other matters requiring shareholder approval. The voting power of Mr. Sykes, together with the staggered Board of Directors and the anti-takeover effects of certain provisions contained in both the Florida Business Corporation Act and in the Company's Articles of Incorporation and Bylaws (including, without limitation, the ability of the Board of Directors to issue shares of Preferred Stock and to fix the rights and preferences thereof), may have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may materially adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares. See "Description of Capital Stock."

VOLATILITY OF STOCK PRICE

     The Common Stock has experienced significant volatility since the Company's initial public offering in April 1996. The market for securities of technology companies historically has been more volatile than the market for stocks in general. The trading of the Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcement of recent developments or new products by the Company or its competitors, changes in other conditions or trends in the Company's industry or in the industries of any of the Company's significant customers, changes in securities analysts' estimates of the Company's future performance or that of its competitors or its industry, and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock. Sales of shares of Common Stock in the public market under Rule 144, or pursuant to registration statements, under the Securities Act of 1933, as amended (the "Securities Act") or otherwise, or the perception that such sales could occur, may materially adversely affect prevailing market prices of the Common Stock. See "Price Range of Common Stock" and "Underwriting."

DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "SYKE." The following table sets forth the high and low sales prices for the Common Stock as reported on the Nasdaq National Market for the quarterly periods indicated (after adjustment for a 3-for-2 stock split effected on July 28, 1996 and a 3-for-2 stock split effected May 19, 1997).


                                                              HIGH    LOW
                                                              ----    ---
YEAR ENDED DECEMBER 31, 1996
  Second Quarter (commencing April 30, 1996)................  $24 3/16 $13 11/16
  Third Quarter.............................................   32 1/2   16 3/4
  Fourth Quarter............................................   35 3/8   23 11/16
YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $30 3/16 $16 5/16
  Second Quarter............................................   28 3/4   17
  Third Quarter.............................................   32       19 3/4
  Fourth Quarter............................................   27 5/8   16 7/8
YEAR ENDING DECEMBER 31, 1998
  First Quarter.............................................  $25      $17
  Second Quarter (through June 12, 1998)....................   22 1/2   18 3/16



     The last reported sale price of the Common Stock on the Nasdaq National Market on June 12, 1998 was $18 3/16 per share. As of June 11, 1998, there were approximately 200 holders of record of the Common Stock.


     The Company issued a total of 2,712,728 shares of Common Stock in connection with (i) its acquisition in 1996 of Datasvar Support AB ("Datasvar") and DiagSoft, Inc. ("DiagSoft") and (ii) the Telcare, TAS I and TAS II acquisitions in 1997. Of these shares, 814,770 shares were sold by selling shareholders of Datasvar and DiagSoft on October 31, 1996 in connection with the Company's secondary offering. Upon completion of such sale, the former shareholders of Datasvar and DiagSoft held 567,958 shares of Common Stock, which shares, to the extent not already sold by such holders, are eligible for sale pursuant to Rule 144 under the Securities Act. Subsequently, the Company has registered for sale under the Securities Act 665,000 shares of Common Stock for the former shareholders of Telcare, TAS I and TAS II. Of the remaining 665,000 shares of Common Stock issued to such former shareholders, 375,000 of such shares will become eligible for sale pursuant to Rule 144 under the Securities Act on June 16, 1998 and the remaining 290,000 shares will become so eligible on September 25, 1998.

                                DIVIDEND POLICY

     The Company has never declared nor paid any cash dividends on the Common Stock. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not plan to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the current portion of long-term debt and the consolidated capitalization of the Company at March 31, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus or incorporated herein by reference.

                                                              AT MARCH 31, 1998
                                                              -----------------
                                                               (IN THOUSANDS)
Current installments of long-term debt......................      $  1,141
Long-term debt, less current portion........................         2,009
                                                                  --------
          Total debt........................................         3,150
                                                                  --------
Shareholders' equity:
  Preferred Stock, $0.01 par value, 10,000,000 shares
     authorized; no shares issued and outstanding...........            --
  Common Stock, $.01 par value, 200,000,000 shares
     authorized; 39,129,986 shares issued and outstanding...           391
  Additional paid-in capital................................       133,610
  Retained earnings.........................................        15,635
  Unrealized gain on securities, net of taxes...............        (3,603)
  Accumulated foreign currency translation adjustments......        (3,475)
                                                                  --------
          Total shareholders' equity........................       142,558
                                                                  --------
          Total capitalization..............................      $145,708
                                                                  ========

---------------

(1) Excludes 1,144,029 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $17.83 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Balance Sheet Data as of December 31, 1996 and 1997 and the Statement of Income Data for the years ended December 31, 1995, 1996, and 1997 have been derived from the Company's Consolidated Financial Statements for such years, which have been audited by Coopers & Lybrand L.L.P., independent public accountants and are included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1993, 1994, and 1995 and the Consolidated Statement of Operations Data for the years ended July 31, 1993 and 1994 and the five months ended December 31, 1994 have been derived from the Company's Consolidated Financial Statements for such years, which have been audited by Coopers & Lybrand L.L.P., independent public accountants but are not included elsewhere in this Prospectus. The Balance Sheet Date as of March 31, 1998, and the Statement of Operations Data for the three-month periods ended March 30, 1997 and March 31, 1998 have been derived from the Company's unaudited consolidated financial statements, which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for these periods. The Statement of Operations Data for interim periods are not necessarily indicative of results for subsequent periods or the full year. The financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus or incorporated herein by reference.

                                                            FIVE MONTHS                                      THREE MONTHS ENDED
                                    YEARS ENDED JULY 31,       ENDED          YEARS ENDED DECEMBER 31,      ---------------------
                                    ---------------------   DECEMBER 31,   ------------------------------   MARCH 30,   MARCH 31,
                                      1993        1994          1994         1995       1996       1997       1997        1998
                                    ---------   ---------   ------------   --------   --------   --------   ---------   ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)                        (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues..........................  $101,588    $104,545      $51,750      $155,957   $218,996   $313,184    $66,597     $89,149
Income from operations(1).........     3,203       2,984        2,235         7,081     16,936     19,607      7,652      10,033
Net income (loss)(2)(3)...........     1,081       1,144          808         2,714     10,304      5,747      5,147      (1,472)
Net income (loss) per common
  share:
  Basic...........................  $   0.04    $   0.04      $  0.03      $   0.09   $   0.30   $   0.15    $  0.13     $ (0.04)
  Diluted.........................  $   0.04    $   0.04      $  0.03      $   0.09   $   0.29   $   0.14    $  0.13     $ (0.04)
Weighted average shares
  outstanding:
  Basic...........................    29,945      29,945       29,945        29,945     34,411     38,982     38,858      39,058
  Diluted.........................    31,329      31,329       31,329        31,329     35,594     40,253     40,165      40,157


                                             JULY 31,        DECEMBER 31,           DECEMBER 31,            MARCH 30,   MARCH 31,
                                         -----------------   ------------   -----------------------------   ---------   ---------
                                          1993      1994         1994        1995       1996       1997       1997        1998
                                         -------   -------   ------------   -------   --------   --------   ---------   ---------
                                                                              (IN THOUSANDS)                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................  $ 5,484   $ 2,920     $ 4,707      $  (279)  $109,373   $108,316   $115,861    $ 68,719
Total assets...........................   36,491    48,311      56,953       85,958    214,524    241,663    226,309     211,102
Total long-term debt, less current
  installments.........................    4,362     9,779      13,153       14,136      5,178     33,313     12,383       2,009
Total shareholder's equity.............   13,847    12,968      13,764       18,201    144,143    147,787    148,252     142,558


(1) The year ended December 31, 1997 includes $10.4 million of charges associated with the impairment of long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121 and one-time merger and related charges of $3.1 million related to the acquisition of McQueen International Limited. Exclusive of such charges and the expense referred in
    (2) below, income from operations, income before income taxes, net income, net income per basic share, and net income per diluted share would have been approximately $33.1 million, $32.9 million, $22.0 million, $0.56, and $0.55, respectively.
(2) The year ended December 31, 1997 includes $2.8 million of expense associated with acquisition-related in-process research and development costs related to an acquisition completed by SHPS.
(3) The three months ended March 31, 1998 includes $8.0 million of expense associated with acquisition-related in-process research and development costs incurred by SHPS. Exclusive of such charge, net income, net income per basic share, and net income per diluted share would have been approximately $6.5 million, $0.17 and $0.16, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included elsewhere or incorporated by reference in this Prospectus.

OVERVIEW

     The Company derives its revenues from providing information technology support services, fulfillment solutions and information technology development services and solutions. Revenues from information technology support services provided through the IT call centers are recognized as services are rendered. These services are billed on a fee per call, rate per minute or time and material basis. Fulfillment services are generally billed on a per unit basis. Information technology development services and solutions usually are billed on a time and material basis, generally by the hour, and revenues generally are recognized as the services are provided. Revenue from software licenses are sold on a per unit or site basis and are recognized when the related software is delivered. Revenues from fixed price contracts, generally with terms of less than one year, are recognized using the percentage-of-completion method. Most of the Company's revenues are derived from non-fixed price contracts. The Company has not experienced material losses due to fixed price contracts and does not anticipate a significant increase in revenues derived from such contracts in the future.

     In 1993, in an effort to capitalize on a trend toward the outsourcing of information technology services, the Company began providing information technology support services through the opening of IT call centers while phasing out its non-information technology services. The phase-out of these services was substantially completed in 1995.

     Direct salaries and related costs include direct personnel compensation, statutory and other benefits associated with such personnel and other direct costs associated with providing services to customers. General and administrative expenses include administrative, sales and marketing, occupancy and other indirect costs. General and administrative costs incurred in opening new IT call centers are expensed when incurred. Interest and other income (expense) consist primarily of interest expense or income and foreign currency transaction gains and losses. Foreign currency transaction gains and losses generally result from exchange rate fluctuations on intercompany transactions. During 1997, the Company entered into the SHPS joint venture and its proportionate share of the results of this entity are included in the Other Income section of the Statements of Income.

     Grants from local or state governments for the acquisition of property and equipment are deferred and recognized as income over the corresponding useful lives of the related property and equipment. The deferred grants, net of amortization, totaled $12.1 million, $14.1 million, and $13.6 million at December 31, 1996 and 1997 and March 31, 1998, respectively.

     The Company's effective tax rate for the periods presented reflects the effects of foreign taxes, net of foreign income not taxed in the United States, nondeductible expenses for income tax purposes and the provision of potential additional income tax liability resulting from an Internal Revenue Service examination currently being conducted. The Company believes its reserves for any liability that may result from this examination are adequate.

RESULTS OF OPERATIONS

     The following table sets forth for the periods presented the percentage of net sales represented by certain items in the Company's Consolidated Statements of Operations:

                                                                        THREE MONTHS
                                                YEAR ENDED                 ENDED
                                               DECEMBER 31,        ----------------------
                                           ---------------------   MARCH 30,    MARCH 31,
                                           1995    1996    1997      1997         1998
                                           -----   -----   -----   ---------    ---------
STATEMENT OF OPERATIONS DATA:
Revenues.................................  100.0%  100.0%  100.0%    100.0%       100.0%
Direct salaries and related costs........   65.2    61.3    62.4      59.5         62.4
General and administrative(1)(2).........   30.2    31.0    31.3      29.0         26.3
                                           -----   -----   -----     -----        -----
     Income from operations..............    4.5     7.7     6.3      11.5         11.3
Interest and other income (expense)(3)...   (1.0)   (0.0)   (1.0)      0.6         (9.0)
                                           -----   -----   -----     -----        -----
     Income before income taxes..........    3.6     7.7     5.3      12.1          2.3
Provision for income taxes(4)............    1.8     3.0     3.5       4.4          4.0
                                           -----   -----   -----     -----        -----
     Net income (loss)(1)(2)(3)(4).......    1.7%    4.7%    1.8%      7.7%        (1.7)%
                                           =====   =====   =====     =====        =====

---------------

(1) Includes non-cash compensation expense of 0.6% related to the grant of stock options to an executive officer in 1995.
(2) Includes charges associated with the impairment of long-lived assets pursuant to SFAS No. 121 and one-time merger and related charges of 4.3% related to the acquisition of McQueen International Limited during the year ended December 31, 1997.
(3) Includes expense associated with acquired in-process research and development costs of 0.9% and 9.0% related to acquisitions completed by SHPS during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.
(4) Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods. See Note 16 of Notes to Consolidated Financial Statements.

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 30,
1997

     Revenues. For the three months ended March 31, 1998, the Company recorded consolidated revenues of $89.1 million, an increase of approximately $22.5 million, or 34%, from the $66.6 million of the comparable period of the previous year. These results reflect an increase in revenues of $12.1 million from information technology support services provided through IT call centers, an increase in revenues of $10.9 million from fulfillment services, partially offset by a decrease of $0.5 million from information technology services and solutions. The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers providing services throughout the period and the resultant increase in call volumes from clients. During the fourth quarter of 1997, the Company opened two new IT call centers which were fully operational during the first quarter of 1998. The increase in fulfillment services revenue is primarily associated with an acquisition completed during the second quarter of 1997 by McQueen, which was accounted for utilizing the purchase method of accounting. The decrease in information technology services and solutions was primarily attributable to the decrease in software sales.

     Direct Salaries and Related Costs. Direct salaries and related costs increased approximately $16.0 million to $55.6 million, or 40%, in the three month period in 1998 from $39.6 million in the comparable period in 1997. As a percentage of revenues, direct salaries and related costs increased to approximately 62% in the 1998 quarter from approximately 60% from the same quarter in 1997. The increase in the amount of direct salaries and related costs was primarily attributable to the change in the Company's mix of business associated with the McQueen acquisition and the addition of personnel to support revenue growth.

     General and Administrative. General and administrative expenses increased approximately $4.2 million to $23.5 million, or 22%, in the 1998 period, from $19.3 million during the same period in 1997. As a percentage of revenues, however, general and administrative expenses decreased to 26% in 1998 from 29% in 1997. The increase in the amount of general and administrative expenses was primarily attributable to the addition of management, sales and administrative personnel to support the Company's growth. The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base.

     Interest and Other Expense. Interest and other expense was $8.0 million during the first quarter of 1998 from interest and other income of $0.4 million during the comparable 1997 period. As a percentage of revenues, interest and other expense was approximately 9% in 1998 from interest and other income of 1% in 1997. The increase in interest and other expense was primarily attributable to the occurrence of approximately $8.0 million of acquisition-related in-process research and development costs associated with the acquisitions completed by SHPS, which was recorded as other expense. During 1998, the Company repaid approximately $33.2 million of outstanding debt.

     Provision for Income Taxes. The provision for income taxes increased to $3.6 million in the first quarter of 1998 from $2.9 million in 1997, however, as a percentage of revenue, decreased to 4.0% during the 1998 period when contrasted to approximately 4.4% for the comparable 1997 period. The Company's marginal tax rate increased to 171% from 36% during the first quarter of 1997 primarily as a result of nondeductible in-process research and development costs associated with the acquisitions completed by SHPS.

     Net Income. As a result of the foregoing, net income inclusive of special one-time charges decreased to a loss of $1.5 million in the first quarter of 1998 from net income of $5.1 million in the same period in 1997. Net income exclusive of the $8.0 million associated with acquisition-related in-process research and development would have been $6.5 million for the three months ended March 31, 1998.

  Year Ended December 31, 1997 Compared To Year Ended December 31, 1996

     Revenues. Revenues increased $94.2 million, or 43.0%, to $313.2 million in 1997 from $219.0 million in 1996. These results reflect an increase in revenues of $44.5 million from fulfillment services, an increase in revenues of $40.8 million from information technology support services provided through IT call centers and an increase in revenues of $8.9 million from information technology services and solutions. At the completion of 1997, information technology support services, fulfillment services and information technology services and solutions accounted for 48.4%, 27.3%, and 24.3%, respectively, of the Company's consolidated revenues, as compared to 50.5%, 18.8% and 30.7%, respectively in 1996.

     The increase in fulfillment services revenue is primarily associated with an acquisition completed in 1997 by McQueen accounted for utilizing the purchase method of accounting. Sykes acquired McQueen in the fourth quarter of 1997 utilizing the pooling-of-interests method of accounting. The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers providing services throughout the period, the addition of several significant customers since the beginning of 1996, and the resultant increase in call volumes from clients. During 1996, the Company opened three new IT call centers which were fully operational throughout 1997, and opened three additional centers in 1997. The increase in revenues for information technology services and solutions was primarily attributable to the increase in hours billed to customers for professional services when compared to the prior period.

     Direct Salaries and Related Costs. Direct salaries and related costs increased $61.2 million, or 45.6%, to $195.4 million in 1997 from $134.2 million in 1996. As a percentage of revenues, direct salaries and related costs increased to 62.4% in 1997 from 61.3% in 1996. The increase in the amount of direct salaries and related costs was primarily attributable to the change in the Company's mix of business associated with the McQueen acquisition referenced above and the addition of personnel to support revenue growth.

     General and Administrative. General and administrative expenses increased $30.3 million, or 44.7%, to $98.1 million in 1997, inclusive of special one-time charges, from $67.8 million in 1996. As a percentage of revenues, and inclusive of special one-time charges, general and administrative expenses remained relatively constant at 31% in 1997 and 1996. The increase in the amount of general and administrative expenses was attributable to the occurrence of special one-time charges identified below. General and administrative expenses exclusive of $13.5 million of charges associated with the impairment of long-lived assets pursuant to SFAS No. 121 and one-time merger and related charges associated with the Company's acquisition of McQueen, increased $16.9 million, or 24.9%, to $84.7 million, or 27.0% of revenue. The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base.


     Interest and Other Expense. Interest and other expense increased to $3.0 million during 1997 from $0.1 million during 1996. As a percentage of revenues, interest and other expense was 1.0% in 1997 compared to less than 0.5% in 1996. The increase in interest and other expense was primarily attributable the occurrence of approximately $2.8 million of acquisition related in-process research and development costs, which was recorded as other expense and an increase in the Company's debt position as a result of the acquisition of McQueen completed during 1997, partially offset by interest income earned on available funds realized from the Company's public offerings.

     Income Taxes. Income taxes increased $4.4 million, or 67.7%, to $10.9 million during 1997 from $6.5 million during 1996, and increased as a percentage of revenues to 3.5% from 3.0%, respectively. This increase was attributable to the significant increase in the amount of income before income taxes and in income before income taxes as a percentage of revenues. However, the Company's marginal tax rate increased to 65% during 1997 primarily as a result of nondeductible expenses being a significantly higher percentage of income before income taxes. These nondeductible expenses consisted primarily of goodwill and in-process research and development costs.


     Net Income. As a result of the foregoing, net income inclusive of special one-time charges decreased to $5.7 million in 1997 from $10.3 million in 1996. Net income for 1997 exclusive of the $13.5 million of charges associated with the impairment of long-lived assets pursuant to SFAS No. 121 and one-time merger and related charges, and exclusive of the $2.8 million associated with acquisition related in-process research and development would have been $21.9 million.


  Year Ended December 31, 1996 Compared To Year Ended December 31, 1995

     Revenues. Revenues increased $63.0 million, or 40.4%, to $219.0 million in 1996 from $156.0 million in 1995. These results reflect an increase in revenues of $48.3 million from information technology support services provided through IT call centers, an increase in revenues of $15.8 million from information technology services and solutions, and a $3.0 million increase in revenues from fulfillment services, partially offset by a $4.1 million reduction in revenues from non-information technology services that were substantially phased out in 1995. At the completion of 1996, information technology support services, fulfillment services and information technology services and solutions accounted for 50.5%, 18.8% and 30.7%, respectively, of the Company's consolidated revenues, as compared to 39.9%, 24.5% and 35.6%, respectively, in 1995.

     The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers providing services throughout the period, the addition of several significant customers since 1995 and the resultant increase in call volumes from clients. During the fourth quarter of 1995, the Company opened two new IT call centers which were fully operational throughout 1996, and opened three additional centers in 1996. In addition, the Company had added 36 customers in its information technology support services since the beginning of 1995, giving it 58 customers that utilized these services as of December 31, 1996. The increase in revenues for information technology services and solutions was primarily attributable to the increase in hours billed to customers for professional services when compared to the prior period. The increase in revenues for fulfillment services was primarily attributable to an increase in orders from the Company's largest customer.

     Direct Salaries and Related Costs. Direct salaries and related costs increased $32.5 million, or 32.0%, to $134.2 million in 1996 from $101.7 million in 1995. As a percentage of revenues, however, direct salaries and related costs decreased to 61.3% in 1996 from 65.2% in 1995. The increase in the amount of direct salaries and related costs was attributable to the addition of personnel to support revenue growth. The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base and the continued change in the Company's mix of business reflecting the growth of information technology support services as a percentage of consolidated results.

     General and Administrative. General and administrative expenses increased $20.6 million, or 43.6% to $67.8 million in 1996 from $47.2 million in 1995. As a percentage of revenues, general and administrative expenses increased to 31.0% in 1996 from 30.3% in 1995. The increase in the amount of general and administrative expenses was primarily attributable to the addition of management and administrative personnel to support the Company's growth and depreciation expenses associated with facility and capital equipment expenditures incurred in connection with the IT call centers.


     Interest and Other Expense. Interest and other expense decreased to $0.1 million during 1996 from $1.5 million during 1995. As a percentage of revenues, interest and other expense was less than 0.5% in 1996 from interest and other expense of 1.0% in 1995. The decrease was primarily attributable to a reduction of interest expense as a result of certain debt repayments from proceeds realized from the Company's public offerings completed during 1996.


     Income Taxes. Income taxes increased $3.6 million, or in excess of 100.0%, to $6.5 million during 1996 from $2.9 million during 1995, and increased as a percentage of revenues to 3.0% from 1.8%, respectively. This increase was attributable to the significant increase in the amount of income before income taxes and in income before income taxes as a percentage of revenues. However, the Company's marginal tax rate decreased to 38.6% during 1996 primarily as a result of nondeductible expenses being a lower percentage of the larger income before income taxes and tax-exempt interest income earned during the year.

     Net Income. As a result of the foregoing, net income increased to $10.3 million in 1996 from $2.7 million in 1995.

QUARTERLY RESULTS

     The following tables present certain unaudited statements of income for each of the eight quarters in the period ending March 31, 1998. This data has been derived from unaudited consolidated financial statements, which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation thereof. This data is not, however, necessarily indicative of the Company's future performance.

                                                                                QUARTER ENDED
                                            -------------------------------------------------------------------------------------
                                                         1996                                  1997                        1998
                                            ------------------------------   -----------------------------------------   --------
                                            JUNE 30    SEP. 29    DEC. 31    MAR. 30    JUNE 29    SEP. 28    DEC. 31    MAR. 31
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..................................  $50,252    $52,155    $64,791    $66,597    $79,224    $79,802    $87,561    $89,149
Direct salaries and related costs.........   30,592     32,935     39,285     39,639     49,618     50,828     55,364     55,644
General and administrative(1)(2)..........   15,625     16,358     20,518     19,306     32,620     21,606     24,595     23,472
                                            -------    -------    -------    -------    -------    -------    -------    -------
  Income (loss) from operations(1)(2).....    4,035      2,862      4,988      7,652     (3,014)     7,368      7,602     10,033
Interest and other income (expense)(3)....     (108)        84        260        442        152         84     (3,662)    (7,951)
                                            -------    -------    -------    -------    -------    -------    -------    -------
  Income before income taxes(1)(2)........    3,927      2,946      5,248      8,094     (2,862)     7,452      3,940      2,082
Income taxes(4)...........................    1,811      1,262      2,026      2,947      2,695      2,702      2,532      3,554
                                            -------    -------    -------    -------    -------    -------    -------    -------
  Net income (loss)(1)(2)(4)..............  $ 2,116      1,684    $ 3,222    $ 5,147    $(5,557)     4,750    $ 1,408    $(1,472)
                                            =======    =======    =======    =======    =======    =======    =======    =======
  Net income (loss) per share.............  $  0.06    $  0.04    $  0.08    $  0.13    $ (0.14)   $  0.12    $  0.04    $  (.04)
        Total diluted shares..............   35,686     37,552     39,251     40,165     40,326     40,299     40,222     40,157

---------------

(1) The quarter ended June 29, 1997, includes $10.4 million of charges associated with the impairment of long-lived assets pursuant to SFAS No.
    121. Exclusive of such charges, income from operations, income before income taxes, net income and net income per diluted share would have been approximately $7.4 million, $7.5 million, $4.8 million and $0.12, respectively.
(2) The quarter ended December 31, 1997, includes $3.1 million of one-time merger and related charges associated with the acquisition of McQueen. Exclusive of such charges and the expense referenced in (3) below, income from operations, income before income taxes, net income and net income per diluted share would have been approximately $13.4 million, $9.8 million, $7.3 million and $0.18, respectively.

(3) The quarters ended December 31, 1997 and March 31, 1998 includes $2.8 million and $8.0 million, respectively, of expense associated with acquisition-related in-process research and development cost.
(4) Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods. See Note 16 of Notes to Consolidated Financial Statements for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity are equity offerings, cash flows from operations and available borrowings under its credit facility. The Company has utilized these proceeds and the balance of the funds available from its equity offerings to make additional capital expenditures associated primarily with its information technology support services, to repay debt associated with entities it has acquired subsequent to the public offerings, to acquire interest in and provide capitalization to SHPS' entry into the healthcare service industry, invest in technology applications to further the Company's service offerings, and for working capital and general corporate purposes. In addition, the Company intends similar uses from the balance of its funds, including possible additional acquisitions. Pending any such use, the Company will invest the balance of its funds in short-term, investment-grade securities or money market instruments.

     During February 1998, the Company entered into a new $150.0 million syndicated facility which provides for multi-currency lending. This new facility accrues borrowings at tiered levels between 75 and 175 basis points above listed LIBOR pursuant to a defined ratio calculation within the agreement. The facility, which matures in February 2001, contains certain financial covenants associated with debt, leverage and coverage ratios and capital expenditures and acquisitions as defined by the agreement.

     During the three month period ended March 31, 1998, the Company generated approximately $8.2 million in cash, net, from operations. The Company utilized these funds and its available cash and cash equivalents to fund $33.2 million of repayments of debt, $12.0 million of additional investment in a joint venture and $5.7 million of capital expenditures. The debt repayments were associated with assumed debt levels resulting from certain acquisitions the Company completed during 1997. During the first quarter of 1998, the Company funded approximately $12.0 million of additional capital in the SHPS joint venture. The capital equipment expenditures were predominately the result of the Company's continued expansion, both domestically and internationally, in providing technical product support services.

     During 1997, the Company generated approximately $19.6 million in cash, net from operating activities. The combination of these funds with the $3.0 million received from issuance of common stock, $2.0 million received from grants associated with the construction of its eighth domestic IT call center and available cash and cash equivalents, were used in 1997 to fund $21.8 million of capital expenditures, $8.0 million in marketable security investments, $5.4 million in repayment of debt, $5.1 million of investments in a joint venture and $1.8 million to make an acquisition. The capital equipment expenditures were predominantly the result of the Company's continued expansion, both domestically and internationally, in providing information technology support services. During 1997, the Company constructed its eighth domestic IT call center, outfitted another and funded the expansion and enhancement of the technology base from which services are provided. Internationally, the Company opened two new IT call centers, expanded four other call centers and also enhanced its technology base. As a result of the Company's expansion and continued integration of its 1997 acquisitions, it is anticipated that 1998 capital expenditures will approximate $20 million. The debt repayments were associated with assumed debt levels resulting from certain acquisitions the Company completed during 1997. Also in 1997, the Company was involved in the formation of the SHPS joint venture. During 1997, the Company funded approximately $5.1 million and has committed another $12.4 million for its share of the capitalization of this organization.

     During 1997, the Company acquired Info Systems of North Carolina, Inc., Telcare Gesellschaft fur Telekommunikations-Mehrwertdieste mbH, TAS Telemarketing Gesellschaft fur Kommunikations und Dialog mbH, TAS Hedi Fabinyi GmbH, and McQueen International Limited. The aggregate purchase price for these acquisitions was approximately 6,020,000 shares of the Company's Common Stock plus assumed debt, and were accounted for using the pooling-of-interests method of accounting. In addition, the Company also acquired the stock of Traffic and related assets for $1.8 million in cash and accounted for the acquisition utilizing the purchase method of accounting. In the aggregate, the acquisitions expanded the Company's geographical presence in Europe and expanded the service offerings that the Company provides. Pursuant to the acquisitions, the Company assumed $36.3 million in debt in the year ended December 31, 1997.

     During 1996, the Company generated approximately $0.6 million in cash, net, from operations. The Company has used these funds plus a portion of its $111.2 million proceeds from its public offerings, together with $5.6 million received as incentive grants from local and state governmental agencies, to fund $23.1 million of capital expenditures in 1996 predominantly to construct and outfit three new IT call centers.

     During 1996, the Company increased its European technical support presence and acquired additional sophisticated information technology capabilities to enhance its technical support services through the acquisitions of Datasvar Support AB and DiagSoft, Inc. The purchase price for these acquisitions was approximately 1.4 million shares of the Company's Common Stock, and such acquisitions were accounted for using the pooling-of-interests method of accounting.

     The Company believes that its current cash levels, accessible funds under its credit facilities and cash flows from future operations, will be adequate to meet its continued expansion objectives, anticipated levels of capital expenditures and debt repayment requirements, including those that may be required pursuant to the integration of its acquisitions, for the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financing Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for periods ending after December 15, 1998. This statement establishes standards for computing and presenting comprehensive income which includes translation adjustments. In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is also effective for periods ending after December 15, 1998. This statement establishes additional disclosure requirements for business segments. Management is currently assessing the future period impact of SFAS No. 130 and 131 on the Company's presentation of results of operations, changes in shareholders' equity and segment disclosures.

YEAR 2000

     The Company has evaluated the Year 2000 impact on its internal financial and operational systems. The Company has made a preliminary determination that it should not incur significant costs to make its software programs and operating systems Year 2000 compliant. In addition, the Company is in the process of determining whether other companies with whom the Company does business are Year 2000 compliant.

                                    BUSINESS

GENERAL

     Sykes is a global provider of a wide array of information technology ("IT") outsourcing services, including information technology support services, information technology development services and solutions, and software fulfillment. The Company's services are provided at various stages during the life cycle of computer hardware and software products. Through its state-of-the-art IT call centers, the Company provides services to leading computer hardware and software companies by providing technical support services to end users of their products, and to major companies by providing corporate help desk and other support services. The Company also provides fulfillment services to computer hardware and software companies including design, replication, material integration, packaging and distribution. In addition, through its staff of technical professionals, the Company provides software development and related services to large corporations, on a contract or temporary staffing basis, including software design, development, integration and implementation; systems support and maintenance; and documentation, foreign language translation and software localization. The integration of these services provides the Company's customers the opportunity to outsource a broad range of their information technology services needs to the Company.

     In 1993, in an effort to capitalize on the trend toward outsourcing information technology services, the Company focused its strategic direction exclusively on the information technology services marketplace and broadened its array of services. Pursuant to this strategy, the Company began providing information technology support services by opening IT call centers. Revenues from information technology support services have grown rapidly through the opening of two domestic IT call centers in 1994, two in 1995, three in 1996, and one in 1997. In addition, the Company has begun construction of a new domestic IT call center in Manhattan, Kansas, which the Company expects to be fully operational in 1998. The domestic IT call centers are stand-alone facilities, each modeled after the same prototype. The Company's strategy of locating its domestic IT call centers in smaller communities, typically near a college or university, has enabled the Company to benefit from a relatively low cost structure and a technically proficient, stable work force. In addition to its domestic call centers, internationally the Company has opened one call center in 1994 and two during 1997. Additional international IT call centers were obtained as part of the Company's acquisitions, of which one was acquired during 1996 and eight were acquired during 1997. The Company estimates that its IT call centers have the capacity to process in excess of 140,000 calls per day in the aggregate, up from 7,000 calls per day in January 1994, from users of hardware and software products seeking technical assistance.

     The Company believes that outsourcing by information technology companies and companies with information technology needs will continue to grow as increasing competition encourages businesses to focus on their core competencies rather than non-revenue producing activities. Rapid technological changes, significant capital requirements for state-of-the-art technology, and the need to integrate and update complex information technology systems spanning multiple generations of hardware and software components make it increasingly difficult for businesses to cost-effectively maintain quality information technology services in-house. To capitalize on this trend toward outsourcing, the Company has developed a strategy that includes the following elements: (i) expand information technology support services revenues through additional IT call centers; (ii) market the Company's expanded customer care services to existing customers to position Sykes to become a preferred vendor of outsourced services;
(iii) establish a competitive advantage through the Company's sophisticated and specialized technological capabilities; and (iv) expand its international customer base through strategic alliances and selective acquisitions.

INDUSTRY BACKGROUND

     In today's rapidly changing technological environment, consumers and businesses require a variety of information technology services in order to effectively use and manage their complex information technology systems, including technical support, software development and information systems integration and management. Many companies' computer systems incorporate a variety of hardware and software components that may span a number of technology generations. For example, a company may use client/server systems or mainframe or midrange hardware platforms running a variety of operating systems, software applications and relational databases. Information technology services have become much more important in this environment as information technology departments strive to integrate a company's information processing capabilities into a single system while providing the flexibility to change with technological innovations.

     These technological changes are making it increasingly difficult and expensive for companies to maintain in-house the necessary personnel to handle all of their information technology needs. Hardware and software companies, as well as businesses utilizing their products, are increasingly turning to third party vendors to perform specialized functions and services. Outsourcing of (i) product support functions by leading hardware and software companies, (ii) employee help desk functions by major companies, and (iii) other information technology services such as software design and systems integration and management, is growing rapidly because of the following factors:

     - Increasing need for companies to focus on core competencies rather than non-revenue producing activities;

     - Rapid technological changes requiring personnel with specialized technical expertise;

     - Growing capital requirements for sophisticated technology necessary to provide timely product support and help desk functions;

     - Increasing need to integrate and continually update complex systems incorporating a variety of hardware and software components spanning a number of technology generations;

     - Extensive and ongoing staff training and associated costs required to maintain responsive, up-to-date in-house technical support and information technology services; and

     - Cost savings from converting fixed employee costs to flexible, variable costs.

     In the face of rapid technological change, large corporations also find it increasingly difficult and expensive to service all of their own information technology needs through in-house personnel.

     As the outsourcing of technical product support, help desk and other information technology services has gained acceptance, many companies also are seeking to consolidate the number of vendors that provide them with these services. Accordingly, providers of information technology outsourcing services must offer a wide array of services to maintain a preferred vendor relationship with their customers. The Company believes its broad range of services will allow it to capitalize on this trend.

STRATEGY

     The Company's objective is to continue its growth and to become a leading provider of a wide variety of information technology outsourcing services by being responsive to and providing skilled personnel for its clients' long-term outsourcing needs. The Company's principal strategies for achieving this objective are as follows:

          Expand Through Systematic Addition of IT Call Centers. The Company has grown utilizing a strategy of both internal growth and external acquisitions. This plan has resulted in an increase from three IT call centers in 1994 to 20 IT call centers as of the date of this Prospectus. The Company has built six domestic IT call centers between October 1995 and September 1997 and a new domestic IT call center currently is under construction. Acquisitions have included one IT call center acquired through the Datasvar acquisition, one IT call center acquired through the Telcare acquisition, three IT call centers acquired through the TAS acquisitions, and four IT call centers acquired through the McQueen acquisition. In addition, the Company has expanded its international operations through the IT call centers added in Sunninghill, South Africa and Les Ulis, France during 1997. The Company's IT call centers currently have the capacity to handle up to approximately 36 million calls per year. Sykes has systematized the establishment and ongoing operation of its domestic IT call centers by: (i) locating the centers in smaller communities, near a college or university, with a relatively low cost structure and a technically proficient, stable work force; (ii) constructing the IT call centers modeled after the same prototype; (iii) utilizing standardized procedures to hire and train technicians; and (iv) maintaining consistently responsive, high quality services through call monitoring and tracking technology and other quality assurance procedures. The Company's systematic approach and procedures are part of its strategy of providing responsive, high quality support at a lower cost than the Company's competitors.

          Position Sykes as a Preferred Vendor. The Company intends to cross-market its expanded array of information technology services to existing customers and to continue to provide consistently high quality services to new and existing customers in order to position the Company as a preferred vendor of outsourced services. The Company believes that its ability to work in partnership with its customers during the life cycle of their information technology products and systems, from software design and systems implementation, through technical documentation and foreign language translation, to product fulfillment including packaging and distribution, to end user technical product support, gives it a competitive advantage to become the provider of choice to its customers. The Company has expanded the services it provides, such as help desk, diagnostic support services and fulfillment, through its existing relationships with Fortune 500 companies, particularly those customers using the Company's services to satisfy all or part of their information technology development services and solutions needs.

          Capitalize on Sophisticated Technology. The Company seeks to establish a competitive advantage by continuing to capitalize on its sophisticated and specialized technological capabilities, including PBX switches, automatic call distributors, call tracking software and computer-telephone integration. These capabilities allow its IT call centers to serve as the transparent extension of the Company's customers, receive telephone calls and data directly from its customers' systems, and report detailed information concerning the status and results of the Company's services on a daily basis. The Company's sophisticated technology and systems, which the Company is able to upgrade periodically because of their open architecture, enable the Company to provide high response rates at a low cost per transaction.

          The Company's strategy is to continue to develop or acquire other technologies that complement its technical product support functions. For example, the Company intends to integrate the capabilities of it's sophisticated diagnostic proprietary software with Sykes IT call centers to further enhance the efficiency and quality of the Company's information technology support services, and believes that enhancements to this software will enable it to access and offer information technology support services directly to the home and small business markets.

          Growth Through Strategic Alliances. The Company intends to expand its customer base, geographic presence and the information technology services Sykes provides by seeking to form strategic alliances with other information technology service providers, particularly those who do not provide labor intensive technical support. For example, information technology services providers such as systems integrators increasingly are seeking partners to whom they can outsource the help desk requirements of their customers. The Company continues to actively seek help desk contracts with such providers.

          Growth Through Selective Acquisitions. The Company intends to continue to acquire complementary businesses to increase market share, expand its services, enter key industry sectors and expand its geographic presence. The Company has completed eight such strategic acquisitions since its initial public offering in April 1996. The Company believes it can expand the scope and quality of its information technology support services by acquiring companies with IT call centers in international markets which provide quality technical support for leading computer hardware and software companies, as well as companies which enhance its ability to provide such services. The Company further believes that significant opportunities exist to acquire organizations that provide information technology services within the Company's strategic focus of emerging technology industries, such as banking and telecommunications industries in which the Company primarily does not currently compete. The information technology services industry is highly fragmented. Many of these local firms may be attractive acquisition candidates because they would enable the Company to expand existing service offerings or open new geographic offices.

     The Company believes the majority of its growth is attributable to its opening of additional IT call centers and the execution of its acquisition strategy. There can be no assurance, however, that the Company will continue to experience the same level of success in the opening of additional IT call centers or that it will be able to find suitable entities which will enable it to continue the execution of its acquisition strategy. See "Risk Factors -- Ability to Manage Growth. See "Risk Factors -- Ability to Manage Growth."

RECENT ACQUISITIONS AND ALLIANCES

     During 1997, Sykes increased its services and expanded its customer base through strategic acquisitions of Traffic, N.V. ("Traffic") of Brussels, Belgium, on January 1, 1997, Telcare Telekommunikations -- Mehrwertdieste mbH ("Telcare") of Wilhelmshaven, Germany, on June 16, 1997, TAS Telemarketing Gesellschaft fur Kommunikation und Dialog mbH ("TAS I") of Bochum, Germany on September 25, 1997, TAS Hedi Fabinyi GmbH ("TAS II) of Stuttgart, Germany on September 25, 1997, and McQueen International Limited ("McQueen") of Galashiels, Scotland on December 31, 1997. With the acquisition of McQueen, Sykes has grown to an organization of more than 6,500 employees across 40 worldwide locations, providing IT support services at all stages in the life cycle of their products and services -- from initial development to documentation and training to end-user support. Sykes also provides diagnostic capabilities and retail software applications and support for back-office and point-of-sale customers.

     Sykes also expanded its services and increased its IT call center capabilities through strategic alliances. By combining technology acquired in 1996 with technology developed jointly pursuant to its May 1997 alliance with SystemSoft Corporation, a leading vendor of remote diagnostic tools for software products, Sykes has introduced electronic technical support center ("ETSC") services that integrate hardware and software diagnostics with call avoidance capabilities. The Company's ETSC diagnostic tools provide a comprehensive solution for end users of computer hardware and software products. Through its ETSC services, end users can (i) work with a Sykes call center agent to expedite problem resolution utilizing communications protocols that allow for voice and data communications over a single telephone line, (ii) forward a request for assistance from a Sykes call center agent via the internet, or (iii) diagnose and solve their technical hardware or software problems without the assistance of an Sykes call center agent. The Company believes that its ETSC services will provide it direct access to broader markets, including post-warranty support services for home and small business users.

     In addition to ETSC services, Sykes expanded its IT call center utilization capabilities through its July 1997 agreement with Tech Data, a leading wholesale distributor of microcomputer products, to provide technical product support services to customers of Tech Data's network of 35,000 computer product resellers. Sykes believes that this arrangement will enable the Company to reach end users of computer hardware and software products through an established distribution channel.

     The Company's growth of its technical staffing, software development and documentation and software translation services has been additionally supplemented by Sykes's acquisition in March 1997 of Info Systems of North Carolina, Inc., a provider of software and support to national high volume retail chains. Sykes believes that its ability to work in partnership with its customers during the life cycle of their information technology products and systems, from software design and systems implementation, through technical documentation and foreign language translation, to end-user technical product support, gives it a competitive advantage to become a preferred provider of outsourced IT services to its customers. In particular, the Company seeks to broaden its IT outsourcing customer base in the retail, financial services, healthcare and telecommunications industries.

     Sykes also expanded its services to the health care industry through its formation and funding with HealthPlan Services Corporation ("HPS") of Sykes HealthPlan Services, Inc. ("SHPS") in December 1997. The new company, SHPS, is currently owned 50% by Sykes and 50% by HPS. SHPS is a provider of outsourced care management services and products and employee benefit administration services to large corporations and healthcare providers and payors. On April 24, 1998, SHPS filed with the Commission a Registration Statement relating to a proposed initial public offering of its common stock, pursuant to which the Company and HPS anticipate selling a portion of their interests in SHPS, if such offering is completed.

SERVICES

     The Company provides a wide array of information technology outsourcing services, including information technology support services and information technology development services and solutions. The following is a description of the Company's outsourcing services:

     Technical Product Support. The Company provides technical product support services by telephone (24 hours a day, 7 days a week) to end users of the products of hardware and software companies through its nine stand-alone IT call centers in the United States and eleven international call centers located in Europe, South Africa and the Philippines. Consumers of hardware or software products of Sykes' customers dial a technical support number listed in their product manuals and are automatically connected to an IT call center technician who is specially trained in the applicable product and acts as a transparent extension of the hardware or software company in diagnosing problems and answering technical questions. The IT call centers also provide technical product support by electronic mail and electronic bulletin boards. The IT call centers in Europe provide support in 11 languages to 20 European countries.

     As a result of a strategic alliance with SystemSoft Corp., the Company provides a modular bundled call center support management software product, (ETSC-Electronic Technical Support Center) that integrates communication and remote control technology with hardware and software diagnostic tools to provide end users a total support solution. This technological capability allows a user, with ETSC loaded on their computer, to connect to a technical support technician located in a Sykes call center at the mouse click of an icon. Once connected the end user can receive support from traditional voice response means or the technician, with the user's authorization, can remotely fix the computer system directly from the call center.

     The Company also develops and markets the proprietary hardware diagnostic software for use by manufacturers, professional service personnel and end users. Proprietary diagnostic products are developed and marketed for use with a variety of operating systems which include software used by personal computer manufacturers for quality assurance and pre-installed or bundled software used by professional service personnel and end users for verifying component functionality, troubleshooting, resolving hardware and software conflicts and hardware repairs.

     Help Desk Services. The Company provides help desk services to major companies, at their facilities or through the IT call centers, that have outsourced technical support for their internal information technology systems. Employees of Sykes' customers telephone the help desk number provided to them by their employer for technical assistance. Trained technicians dedicated to a specific customer answer questions and diagnose and resolve technical problems ranging from a simplistic error message to a wide area network failure.

     Software fulfillment. The Company provides fulfillment services to computer hardware and software companies. These services include design, replication, printing documentation, material integration, packaging and distribution. The products are distributed to various levels of the distribution chain as directed by the customer.

     Software Design, Development, Integration and Implementation. Sykes' professional personnel provide software application design services geared toward the development of a functional and technical blueprint for a client's desired software application. These professionals identify applicable business processes supported by an application and its related functions, determine end user requirements and prepare a comprehensive plan for developing and implementing the application. They also develop custom software necessary to operate a desired application, integrate the application into the customer's existing information processing architecture, test the functionality of the application and assist the customer in training its personnel to use the application.

     Software Localization and Documentation Development. Sykes also specializes in the development of product information for high-tech companies worldwide. Through its software localization, translation, technical documentation, and on-line information development services, Sykes provides turnkey solutions to help customers deliver their products to worldwide markets. Localization services include cultural adaptation, language translation, interface modification and international testing in over 24 languages. Technical documentation and on-line development services are provided in many leading formats (DOC, RTF, HTML, SGML) and a variety of platforms (Windows, Mac, Unix).

     Systems Specialization and Maintenance. Sykes' professional personnel provide a variety of services designed to support and maintain client/server systems and mainframe and midrange platforms. These services include systems administration, maintenance and management support, applications enhancement and training services.

     Retail Solutions. The Company provides design, programming, licensing and support of software solutions for the retail industry. These retail solutions, FS Pro (future store professional) Marketplace and FS Pro Chainstore 400 provide retail users advanced back office and point-of-sale technology including electronic ordering and receiving, cash management, sales analysis, inventory and price management, and complete hand-held RF-based functionality.

OPERATIONS

     IT Call Centers. The Company's strategy in the United States is to locate its IT call centers in smaller communities with similar demographic characteristics, typically near a college or university. The Company believes these characteristics tend to provide a well-educated, technically proficient employee pool from which to attract qualified candidates. These locations also tend to have lower labor and infrastructure costs than large metropolitan areas.

     New IT call centers are established to accommodate anticipated growth in the Company's business or in response to a specific customer need. The Company believes that additional IT call centers will be established in the United States and Europe and potentially in Asia.

     A typical domestic IT call center is approximately 42,000 square feet, has 425 work stations and can handle 12,000 calls per day. The IT call centers employ current technology in PBX switches, call tracking software, telephone-computer integration, interactive voice response and relational database management systems that are integrated into centrally managed local area networks and wide area networks. The Company's sophisticated equipment and technology enable it to serve as the transparent extension of its customers at a low cost per transaction and provide its customers with immediate access to the status and results of the Company's services. Due to its modular, open system architecture, the Company's computer system allows timely system updates and modifications. The Company utilizes sophisticated call tracking software and systems to provide efficient scheduling of personnel to accommodate fluctuations in call volume.

     Automated call distributors and digital switches identify each call by the number dialed and automatically route the call to a technician with the applicable knowledge and training. The technical product support calls are routed directly from the end user to the IT call center or are overflow calls routed from the client's place of business.

     IT call center systems capture and download to permanent databases a variety of information concerning each call for reporting on a daily basis to customers, including number and duration of calls (which are important for billing purposes for certain customers), response time and results of the call. Summary data and complete databases are made available to the customer to enable it to monitor the level of service provided by the Company, as well as to determine whether end users of its products are encountering recurring problems that require modification. The databases also provide Sykes customers with considerable marketing information concerning end users, such as whether the user is a home or business user and regional differences in purchasing patterns or usage. The Company maintains tape backups and offsite storage designed to assure the integrity of its reporting systems and databases.

     The IT call centers are protected by a fire extinguishing system and backup generators and short-term battery backup in the event of a power outage, reduced voltage or power surge. Rerouting of telephone calls to one of the other IT call centers is also available in the event of a telecommunications failure, natural disaster or other emergency. Security measures are imposed to prevent unauthorized access. Software and related data files are backed up daily and stored off site at multiple locations. The Company carries business interruption insurance covering interruptions that might occur as a result of damage to its business. In addition, the Company believes that it has adequate arrangements with its equipment vendors pursuant to which damaged equipment can be replaced promptly.

     Fulfillment Centers. Sykes has expanded its fulfillment services during 1997 through an acquisition. Sykes has two fulfillment centers located in the United States and six fulfillment centers located in Europe. Through these centers, the Company offers a broad range of brands in each of the product categories it covers. By stocking a broad mix of products, Sykes meets the needs of customers who prefer to deal with a single source for many of their product needs. Sykes is continually evaluating new products, the demand for current products, and its overall product mix.

     Offices. Sykes' professional personnel are assigned to one of the Company's fourteen offices, which are located in metropolitan areas throughout the United States and Europe in order to be closer to their major customers. Each office is responsible for staffing the professional personnel needs of customers within its geographic region and customers referred from other offices based on specialized needs. These offices give Sykes the ability to (i) offer a broad range of professional services on a local basis, and (ii) respond to changing market demands in each geographical area served. The number of professionals assigned to each office ranges from 3 to 150.

     Each office is staffed with one or more account executives whose goal is to become the client's partner in evaluating and meeting the client's information technology needs. The account executive's primary responsibilities include: client development; understanding and identifying clients' information technology service needs; working closely with recruiters to staff assignments appropriately; setting billing rates for each assignment; and monitoring ongoing assignments. Each account executive is responsible for between four and ten active corporate accounts, some of which may involve several projects with multiple operating units of a particular company. The account executive cultivates and maintains relationships with the client's chief information officer and numerous department and project managers within the client's organization.

     The account executive has responsibility for staffing an assignment on a timely basis. Upon receiving a new assignment, the account executive prepares a proposal with assignment specifications and distributes the proposal to a recruiter who is familiar with the professionals who have the expertise required for the assignment. The account executive reviews the recruiter's recommended candidates, submits the resumes of qualified employees and other available candidates to the client and schedules client interviews of the candidates. Typically, an assignment is staffed within five working days. For certain clients with whom the Company has long-term relationships, account executives are given sole responsibility for staffing assignments with little or no client involvement in the decision.

QUALITY ASSURANCE

     The Company carefully trains, monitors and supervises its employees to enhance efficiency and quality of its services. The training of new technicians at the IT call centers is conducted in-house through certified trainers or by professionals supplied by the Company's customers. The Company actively recruits highly skilled professionals to staff specific assignment needs of its information technology development services and solutions customers. Generally, employees also receive ongoing training throughout the year to respond to changes in technology.

     An IT call center manager supervises project leaders, team leaders and technicians dedicated to individual customer accounts. Each team leader at the IT call centers monitors approximately ten technicians. A project leader supervises a particular customer's account by monitoring calls and reviewing quality standards. Using the Company's proprietary, sophisticated call tracking software, the project leader monitors the number of calls each technician handles, the duration of each call, time between calls, response time, number of queries resolved after the first call and other statistics important in measuring and enhancing productivity and service levels. Remote and on-site call monitoring systems and on-line performance tracking are used to enhance high quality services. Customers have daily access to a variety of measures of service performance tracked by the Company's technology and can monitor calls directly through the Company's remote call monitoring systems.

     The Company emphasizes a team approach in order to provide high quality, customized solutions to meet its clients' information technology development services and solutions needs. The central role in this team approach is provided by the Company's account executives and recruiters who work together to achieve a successful relationship between the client and the Company's professionals. The team shares information on active and prospective clients, reviews the availability of professionals and discusses general market conditions. Such forums enable the teams to remain informed and knowledgeable on the latest technologies and to identify business development opportunities as they emerge.

     The Company is committed to providing its customers with the highest quality services. To that end, the Company's IT call center in Sterling, Colorado has received ISO 9002 certification, an international standard for quality assurance and consistency in operating procedures. The Company's other locations are ISO 9002 compliant, but not certified. The Company anticipates that ISO 9002 certification may become a factor to organizations outsourcing their technical product support or help desk functions. Consequently, the Company has modeled each IT call center after ISO 9002 procedures to achieve consistency and quality. In addition, the Company received the 1995, 1996 and 1997 STAR Award in the highest call volume category. This award has been presented annually since 1988 by the Software Support Professionals Association
(SSPA) to the software support company that achieves superior customer satisfaction and call metrics.

SALES AND MARKETING

     The Company's marketing objective is to develop long-term relationships with existing and potential clients to become the preferred vendor of their information technology outsourcing services. Sykes believes that its significant client base provides excellent opportunities for further marketing of its broad range of capabilities. The Company markets its information technology services through a variety of methods, including client referrals, personal sales calls, advertising in industry publications, attending trade shows, direct mailings to targeted customers, telemarketing and cross selling additional services to existing clients. As of March 1, 1998, the Company employed 77 people in its direct sales force.

     As part of its marketing efforts, the Company invites potential and existing customers to visit the IT call centers, where the Company demonstrates its sophisticated telecommunications and call tracking technology, quality procedures and the knowledge of its technicians. The Company also demonstrates its ability to quickly accommodate a new customer or a significant increase in business from an existing customer by emphasizing its systematic approach to establishing and managing IT call centers.

     The Company also emphasizes account development to strengthen its relationships with its customers. Sales representatives and account executives are assigned to a limited number of accounts in order to develop a complete understanding of each customer's particular needs, to form strong customer relationships and encourage cross selling of other services offered by the Company. Account executives also receive incentives for cross selling the Company's services.

     The Company's fulfillment services sales force is composed of field sales representatives who manage relationships with the accounts. In addition, the Company has inside customer sales representatives who receive product orders and answer customer inquiries. The Company will process the order and ship the product from the appropriate fulfillment center. Fulfillment services are generally billed to the client based on a per unit basis.

     Technical product support services provided through IT call centers generally are billed to the client based on a fee per call, rate per minute or time and material basis. As a result of the significant infrastructure costs required for each IT call center, the Company requires a minimum billing amount to facilitate planning and capital needs. Help desk services usually are billed at a flat rate per employee per month, with the per employee charge varying depending on the customer's total number of employees and the complexity of its information systems.

     Information technology development services and solutions engagements generally are billed on a time and material basis. Sykes is expanding its efforts to obtain contracts with customers lasting six months or longer to increase recurring revenues, maximize utilization of professional personnel and enhance long-term relationships. The Company also is attempting to obtain contracts to provide for the management of a customer's entire information technology project, rather than providing professionals to staff a client-managed project, with a view to enhancing profit margins through the provision of value-added management services.

     Retail solutions are marketed by both in-house direct sales staff and through a remarketing agreement with IBM reached late in 1997. With IBM, the Company has effectively increased its marketing program by approximately 150 sales people. The solutions are sold on a per license or location basis and often include computer hardware equipment.

CUSTOMERS

     The Company has customers in the United States, Canada, Europe and South Africa. The Company's customers include Fortune 500 corporations and leading hardware and software companies. The Company believes its nationally recognized customer base presents opportunities for further cross-marketing of its services.

     A single customer of the Company, which is also a Selling Shareholder, accounted for 13%, 13% and 11% of the Company's consolidated revenues for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to the pooling-of-interests method of accounting. The Company's loss of (or the failure to retain a significant amount of business with) such customer could have a material adverse effect on the Company. The Company's largest ten customers accounted for approximately 44% of the consolidated revenues in 1997. Generally, the Company's contracts are cancelable by each customer at any time or on short-term notice, and customers may unilaterally reduce their use of the Company's services under such contracts without penalty. Sykes provided services to approximately 500 customers during 1997.

COMPETITION

     The industry in which the Company competes is extremely competitive and highly fragmented. While many companies provide information technology services, management believes no one company is dominant. There are numerous and varied providers of such services, including firms specializing in call center operations, fulfillment, temporary staffing and personnel placement companies, language translation companies, general management consulting firms, major accounting firms, divisions of large hardware and software companies and niche providers of information technology services, many of whom compete in only certain markets. The Company's competitors include many companies who may possess substantially greater resources, greater name recognition and a more established customer base than the Company. In addition, the services offered by the Company historically have been provided by in-house personnel. The Company also competes with other developers of software diagnostic tools, back office and point-of-sale applications, many of which have significantly greater financial, technical, marketing and other resources than the Company.

     The Company believes that the most significant competitive factors in the sale of its services include quality and reliability of services, flexibility in tailoring services to customer needs, price, experience, reputation and comprehensive and integrated services. As a result of intense competition, information technology development services and solutions engagements frequently are subject to pricing pressure. Customers also require vendors to be able to provide services in multiple locations. Competition for contracts for many of Sykes' services takes the form of competitive bidding in response to requests for proposals.

     Many of Sykes' large customers purchase information technology services primarily from a limited number of preferred vendors. Sykes has experienced and continues to anticipate pricing pressure from these customers in order to remain a preferred vendor. These companies also require vendors to be able to provide services in multiple locations.

INTELLECTUAL PROPERTY

     The Company relies upon a combination of contract provisions and intellectual property laws to protect the proprietary technology it uses at its IT call centers and to protect its proprietary software. The Company attempts to further protect its trade secrets and other proprietary information through agreements with employees and consultants. The Company does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to deter misappropriation of its proprietary rights or third party development of similar proprietary software or to ensure that a third party cannot assert that the Company's services or software misappropriate or infringe upon such third party's intellectual property rights. Sykes(R) is a registered servicemark of the Company. The Company holds a number of registered trademarks, including DIAGSOFT(R), QAPLUS/WIN(R), ETSC(R), FS PRO(R) and FS PRO MARKETPLACE(R).

EMPLOYEES

     As of March 1, 1998, the Company had 6,538 full-time employees, consisting of 77 in sales and marketing, 4,282 customer support technicians at the IT call centers, 1,130 technical professionals, 499 in fulfillment services and 550 in management, administration and finance.

     The technical and service nature of the Company's business makes its employees an important corporate asset. While the market for qualified personnel is extremely competitive, the Company believes its relationship with its employees is good. The Company's employees with the exception of 157 employees in Scotland, are not represented by any labor union.

     The Company believes that it gains a competitive advantage by locating its IT call centers in smaller communities in which they become an integral part of the local economy and labor force. The Company believes that personnel located in such communities can be employed at a lower overall cost than employees located in a metropolitan setting. Sykes IT call centers are located in communities near a college or university to provide a well-educated, technically proficient, stable work force. Applicants are interviewed for technical skills as well as interpersonal skills.

     The Company recruits its professional personnel through a continually updated recruiting network. This network includes a seasoned team of technical recruiters, a Company-wide candidate database, Internet/ newspaper advertising, candidate referral programs and job fairs. However, demand for qualified professionals conversant with certain technologies may outstrip supply as new skills are needed to keep pace with the requirements of customer engagements. Competition for such personnel is intense and employee turnover in this industry is high.

FACILITIES

     The Company's principal executive offices are located in Tampa, Florida. This facility currently serves as the headquarters for senior management, the financial and administrative departments and the Tampa office. The following table sets forth additional information concerning the Company's facilities:

                 PROPERTIES                                GENERAL USAGE               SQUARE FEET   LEASE EXPIRATION
                 ----------                    -------------------------------------   -----------   ----------------
UNITED STATES LOCATIONS:
Tampa, Florida...............................  Corporate headquarters                     18,000     December 2002
Tampa, Florida...............................  Development office                          5,000     September 1998
Tampa, Florida...............................  Office                                     18,000     July 1999
Bismarck, North Dakota.......................  IT call centers                            84,000     Company owned
Greeley, Colorado............................  IT call center                             42,000     Company owned
Hays, Kansas.................................  IT call center                             42,000     Company owned
Klamath Falls, Oregon........................  IT call center                             42,000     Company owned
Manhattan, Kansas............................  IT call center (under construction)        42,000     Company owned
Minot, North Dakota..........................  IT call center                             42,000     Company owned
Ponca City, Oklahoma.........................  IT call center                             42,000     Company owned
Sterling, Colorado...........................  IT call center                             34,000     Company owned
Fremont, California..........................  IT call center and fulfillment center     111,500     November 1999
Nashville, Tennessee.........................  Fulfillment center                        121,400     December 1998
Atlanta, Georgia.............................  Office                                      2,000     May 2000
Boise, Idaho.................................  Office                                      2,400     January 1999
Boston, Massachusetts........................  Office                                     26,000     September 2000

                 PROPERTIES                                GENERAL USAGE               SQUARE FEET   LEASE EXPIRATION
                 ----------                    -------------------------------------   -----------   ----------------
Boulder, Colorado............................  Office                                     13,000     March 1999
Cary, North Carolina.........................  Office                                      9,500     December 1999
Charlotte, North Carolina....................  Office                                      2,200     June 2000
Charlotte, North Carolina....................  Office                                     37,800     October 2003
Dallas, Texas................................  Office                                      5,500     June 1998
Denver, Colorado.............................  Office                                       2000     January 2001
Lexington, Kentucky..........................  Office                                      1,600     June 2000
Orlando, Florida.............................  Office                                      2,000     August 1998
Poughkeepsie, New York.......................  Office                                      1,000     January 1999
St. Louis, Missouri..........................  Office                                      5,500     September 1998
INTERNATIONAL LOCATIONS:
Amsterdam, The Netherlands...................  IT call center                             27,700     April 1999
Amsterdam, The Netherlands...................  IT call center                             12,400     December 1999
Edinburgh, Scotland..........................  IT call center                             35,900     September 2019
Les Ulis, France.............................  IT call center                             36,200     February 2007
Bochum, Germany..............................  IT call center                             30,000     December 2000
Stuttgart, Germany...........................  IT call center                              9,200     December 2006
Wilhelmshaven, Germany.......................  IT call center                             36,800     March 2003
Manila, The Philippines......................  IT call center                             13,200     June 2000
Sunninghill, South Africa....................  IT call center                              4,000     September 2000
Sveg, Sweden.................................  IT call center                             13,200     June 1998
Shannon, Ireland.............................  IT call center and fulfillment center      66,000     April 2013
Hoofddorp, The Netherlands...................  Fulfillment center                         12,000     August 1998
Sevran, France...............................  Fulfillment center                         19,400     August 2002
Galashiels, Scotland.........................  Fulfillment center                         92,800     Company owned
Kista, Sweden................................  Fulfillment center                          6,500     December 2000
Stockholm, Sweden............................  Sales Office                                2,700     December 1999
Brussels, Belgium............................  Office and fulfillment center              26,900     February 2001

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of the date of this Prospectus are as follows:


NAME                                AGE                       POSITION
----                                ---                       --------
John H. Sykes.....................  61     Chairman of the Board, President, and Chief
                                             Executive Officer
Gordon H. Loetz...................  48     Executive Vice President, Chief Operating
                                             Officer, and Director
Scott J. Bendert..................  41     Senior Vice President -- Finance, Treasurer,
                                             and Chief Financial Officer
Keith L. Gibson...................  39     Senior Vice President -- Worldwide Sales and
                                             Marketing
John D. Bray......................  49     Senior Vice President -- Human Resources and
                                             Administration
John L. Crites, Jr................  54     Vice President and General Counsel
Furman P. Bodenheimer.............  68     Director
H. Parks Helms....................  62     Director
Iain Macdonald....................  53     Director
Linda McClintock-Greco, M.D.......  43     Director
Ernest J. Milani..................  69     Director
R. James Stroker..................  51     Director
Adelaide A. (Alex) Sink...........  50     Director


     John H. Sykes has been Chairman of the Board of Directors, President, and Chief Executive Officer of the Company since its inception in 1977. Previously, Mr. Sykes was Senior Vice President of CDI Corporation, a publicly-held technical services firm.

     Gordon H. Loetz joined the Company as Executive Vice President and Chief Operating Officer during November 1997. Mr. Loetz has held a seat on the Company's Board of Directors since 1993, also having previously served on the Audit Committee. Prior to serving as Executive Vice President and Chief Operating Officer, Mr. Loetz served as President of Comprehensive Financial Services Insurance Agency, Inc., a financial investment advisory company.

     Scott J. Bendert joined the Company in 1993 as Chief Financial Officer. In 1994, Mr. Bendert was named Treasurer and in 1997 was appointed Senior Vice President -- Finance. From 1984 to 1993, Mr. Bendert held various management positions with Reflectone, Inc., a publicly-held producer of complex computer simulator trainers and devices, most recently as Corporate Controller.

     Keith L. Gibson joined the Company as Senior Vice President-Worldwide Sales and Marketing during October 1997. From 1991 until 1997, Mr. Gibson was a partner of KPMG Peat Marwick LLP (KPMG) where he acted as the Chief Knowledge Officer (CKO). Prior to his role as CKO, Mr. Gibson was Partner in Charge of Outsourcing Assessments. Prior to joining KPMG, Mr. Gibson spent 13 years at IBM in various marketing positions, working his way through many aspects of IBM's marketing area.

     John D. Bray joined the Company in 1996 as Vice President -- Human Resources and was named Senior Vice President-Human Resources and Administration during October 1997. From 1989 to 1995, Mr. Bray was Director of Human Resources and Risk Management for Lil' Champ Food Stores, Inc.

     John L. Crites, Jr. joined the Company as Vice President and General Counsel in 1996. From 1991 to 1996, Mr. Crites served as Executive Director of the Vivian L. Smith Foundation for Restorative Neurology at the Baylor College of Medicine in Houston, Texas.

     Furman P. Bodenheimer, Jr. was elected to the Board of Directors of the Company in 1991 and is a member of the Compensation and Stock Option Committees. Mr. Bodenheimer has been President and Chief Executive Officer of Zickgraf Enterprises, Inc. and Nantahala Lumber in Franklin, North Carolina since 1991. Prior thereto and until 1988, Mr. Bodenheimer was President of First Citizens Bank and Vice Chairman of First Citizens Mortgage Company and First Title Insurance Company. From 1988 to 1991, Mr. Bodenheimer was a consultant to financial institutions.

     H. Parks Helms has served as a director of the Company since its inception in 1977 and is a member of the Audit Committee. Mr. Helms is the Managing Partner of the law firm of Helms, Cannon, Hamel & Henderson in Charlotte, North Carolina. Mr. Helms has held numerous political appointments and elected positions, including as a member of the North Carolina House of Representatives.

     Iain Macdonald was elected to the Board of Directors of the Company in 1998. Prior to joining the Company's board, Mr. Macdonald served as a director of McQueen International Ltd. from 1996 until its acquisition by the Company. From 1984 until 1995, Mr. Macdonald was Chairman of ComputerGroup plc, a supplier of personal computers, networks, and related services. In 1989, ComputerGroup was acquired by SHL Systemhouse, Inc., and then was subsequently acquired by MCI in 1996. Prior thereto and until 1983, Mr. Macdonald was UK Divisional Marketing Support Manager for IBM United Kingdom, Ltd. Mr. Macdonald also serves on the Board of Directors of Frederick's Dairies, Ltd.; Signs & Labels, Ltd.; Lincoln Software, Ltd.; and Warthog Software, Ltd.

     Linda McClintock-Greco, M.D. is Chief Executive Officer and Chief Medical Officer of Tampa General HealthPlan, Inc. (HealthEase) and has spent the last ten years in the health care industry as both a private practitioner in Texas and a managed care executive serving as the Regional Medical Director with Humana Health Care Plan. Dr. McClintock-Greco serves on the Board of Directors of the Florida Association of Managed Care Organizations (FAMCO) currently acting as Treasurer. Dr. McClintock-Greco also serves on the board of several charitable organizations.

     Ernest J. Milani was elected to the Board of Directors of the Company in April 1996 and is a member of the Compensation Committee and became a member of the Stock Option Committee April 1, 1998. From 1970 until 1996, Mr. Milani held various positions with CDI Corporation, a publicly-held provider of engineering and technical services, most recently as President of CDI Corporation Northeast and CDI Technical Services Ltd., both of which are subsidiaries of CDI Corporation.

     R. James Stroker has served as a director of the Company since 1990 and is a member of the Compensation and Stock Option Committees. Mr. Stroker is Judge of the Ninth Judicial Circuit of the State of Florida and has over 21 years of judicial experience. Mr. Stroker also serves on the Board of Directors of the University of Orlando Law School. Mr. Stroker is the son-in-law of Mr. Sykes.

     Adelaide A. (Alex) Sink was elected to the Company's Board of Directors in 1997 and is a member of the Audit Committee. Ms. Sink is the President of NationsBank Private Client Group nationwide. From 1993 until 1997, she was President of NationsBank Florida. Ms. Sink serves on several community and statewide volunteer boards in Florida.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 28, 1998, and as adjusted to reflect the sale of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), with respect to each Selling Shareholder. Except as otherwise indicated, the Company believes that all beneficial owners listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


                                                  SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                                      OWNED PRIOR       NUMBER OF       OWNED AFTER
                                                    TO THE OFFERING      SHARES       THE OFFERING(1)
                                                  -------------------     BEING     -------------------
                                                   NUMBER     PERCENT    OFFERED     NUMBER    PERCENT
                                                  ---------   -------   ---------   --------   --------
Adobe Incentive Partners, L.P. .................    486,676      1.24%    486,676        --          --
Gray, David R.(2)...............................      3,988         *       3,988        --          --
Gray, Mark J.(3)................................      3,988         *       3,988        --          --
Gray, Michael Maxwell(4)(14)....................  1,224,590      3.12     424,590   800,000         2.0%
The Michael Maxwell Gray Family Trust(5)........    250,470         *     250,470        --          --
The M.M. Gray 1997 Liferent Trust(6)............    645,814      1.65     645,814        --          --
Gray, Patricia Ann(7)...........................     80,355         *      80,355        --          --
Hart, Thomas J.(8)..............................     68,230         *      30,157    38,073           *
T.J. Hart Children Trust(9).....................     32,290         *      32,290        --          --
T.J. Hart 1997 Liferent Trust(10)...............     57,934         *      57,934        --          --
IBJ Schroder Bank and Trust Company, Trustee....    349,213         *     349,213        --          --
Tripp, Alan Charles MacDonald(11)...............     59,382         *      26,000    33,382           *
The Tripp Family Trust(12)......................     16,145         *      16,145        --          --
The A.C.M. Tripp 1997 Liferent Trust(13)........     60,808         *      60,808        --          --
University of Tampa(14)(15).....................     57,000         *          --        --          --


---------------

* Less than 1%
 (1) The named stockholder has sole voting and investment power with respect to the shares shown as being beneficially owned by it, except as otherwise indicated.
 (2) David R. Gray is the adult son of Michael Maxwell Gray, a Director of McQueen. See Footnote (4).
 (3) Mark J. Gray is the adult son of Michael Maxwell Gray, a Director of McQueen. See Footnote (4).
 (4) The shares represented do not include shares of the Company's Common Stock owned by The Michael Maxwell Gray Family Trust and The M. M. Gray 1997 Liferent Trust, irrevocable trusts for which Michael Maxwell Gray and Patricia Ann Gray, his spouse, serve as trustees. The shares also do not include shares owned by McQueen Employee Share Ownership Trust, for which McQueen ESOT Trustees Limited serves as trustee. Michael Maxwell Gray is a trustee of McQueen ESOT Trustees Limited. Further, the shares also do not include shares owned by Patricia Ann Gray, the spouse of Michael Maxwell Gray. Michael Maxwell Gray and Patricia Ann Gray have voting and dispositive power over the shares owned by The Michael Maxwell Gray Family Trust, The M. M. Gray 1997 Liferent Trust, as well as shares owned by each other. Michael Maxwell Gray also shares voting and dispositive power over the shares owned by McQueen Employee Ownership Trust. See Footnotes (5),
     (6), and (7). Michael Maxwell Gray is a Director of McQueen and currently provides executive management services pursuant to a Management Contract with McQueen.
 (5) The Michael Maxwell Gray Family Trust is an irrevocable trust. Michael Maxwell Gray and Patricia Ann Gray, his spouse, serve as trustees of the Trust and have voting and dispositive power over the shares owned by the Trust. See Footnotes (4) and (7).
 (6) The M. M. Gray 1997 Liferent Trust is an irrevocable trust. Michael Maxwell Gray and Patricia Ann Gray, his spouse, are the trustees of the Trust, and have voting and dispositive power over the shares owned by the Trust. See Footnotes (4) and (7).
 (7) Patricia Ann Gray is the spouse of Michael Maxwell Gray, a Director of McQueen. The shares represented do not include shares of the Company's Common Stock owned by The Michael Maxwell

     Gray Family Trust and The M. M. Gray 1997 Liferent Trust, irrevocable trusts for which Patricia Ann Gray and Michael Maxwell Gray her spouse, serve as trustees. The shares also do not include shares owned by Michael Maxwell Gray, the spouse of Patricia Ann Gray. Patricia Ann Gray and Michael Maxwell Gray have voting and dispositive power over the shares owned by The Michael Maxwell Gray Family Trust, The M. M. Gray 1997 Liferent Trust, as well as shares owned by each other. See Footnotes (4),
     (5) and (6).
 (8) The shares represented include 8,073 shares of Common Stock which Thomas J. Hart has the right to acquire pursuant to currently exercisable stock options at an exercise price of $1.24 per share. The shares represented do not include shares of the Company's Common Stock owned by The T. J. Hart Children Trust and The T. J. Hart 1997 Liferent Trust, irrevocable trusts for which Thomas J. Hart and Jill Hart, his spouse, serve as trustees. Thomas J. Hart and Jill Hart have voting and dispositive power over the shares owned by The T.J. Hart Children Trust, The T. J. Hart 1997 Liferent Trust, as well as shares owned individually by T. J. Hart. See Footnotes
     (9) and (10). Thomas J. Hart is employed by the Company as the Managing Director -- Call Center Services of McQueen, Limited, a subsidiary of McQueen.
 (9) The T. J. Hart Children Trust is an irrevocable trust. Thomas J. Hart and Jill Hart, his spouse, serve as trustees of the Trust and have voting and dispositive power over the shares owned by the Trust. See Footnote (8).
(10) The T. J. Hart 1997 Liferent Trust is an irrevocable trust. Thomas J. Hart and Jill Hart, his spouse, are the trustees of the Trust, and have voting and dispositive power over the shares owned by the Trust. See Footnote (8).

(11) The shares represented include 8,073 shares of Common Stock which Alan Charles McDonald Tripp has the right to acquire pursuant to currently exercisable stock options at an exercise price of $1.24 per share. The shares represented do not include shares of the Company's Common Stock owned by The Tripp Family Trust and The A. C. M. Tripp 1997 Liferent Trust, irrevocable trusts for which Alan Charles McDonald Tripp and Kathryn Margaret Tripp, his spouse, serve as trustees. Alan Charles McDonald Tripp and Kathryn Margaret Tripp have voting and dispositive power over the shares owned by The Tripp Family Trust, The A. C. M. Tripp 1997 Liferent Trust, as well as shares owned individually by Alan Charles McDonald Tripp. See Footnotes (13) and (14). Alan Charles McDonald Tripp is employed by the Company as the Managing Director -- Manufacturing and Fulfillment Services of McQueen, Limited, a subsidiary of McQueen.


(12) The Tripp Family Trust is an irrevocable trust. Alan Charles McDonald Tripp and Kathryn Margaret Tripp, his spouse, serve as trustees of the Trust and have voting and dispositive power over the shares owned by the Trust. See Footnote (12).


(13) The A.C.M. Tripp 1997 Liferent Trust is an irrevocable trust. Alan Charles McDonald Tripp and Kathryn Margaret Tripp, his spouse, are the trustees of the Trust, and have voting and dispositive power over the shares owned by the Trust. See Footnote (12).


(14) In addition, Mr. Gray and the University of Tampa have granted to the Underwriters an over-allotment option to purchase an additional 370,264 shares of Common Stock in the aggregate. If the Underwriters elect to exercise this over-allotment option, Mr. Gray will sell to the Underwriters up to the first 246,843 shares of Common Stock of such over-allotment option, and the University of Tampa will sell to the Underwriters up to 123,421 shares only to the extent that the Underwriters' exercise such over-allotment option in excess of 246,843 shares of Common Stock. See "Underwriting."


(15) To the extent that the number of shares of Common Stock that the University of Tampa is required to sell pursuant to the Underwriters' exercise of the over-allotment option described in Footnote (15) exceeds the number of shares then owned by the University of Tampa, John H. Sykes, the Company's Chairman of the Board, President and Chief Executive Officer, has pledged to donate to the University of Tampa such excess shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, of which 39,244,083 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock issuable in one or more series by the Board of Directors (the "Preferred Stock"), of which no shares are issued and outstanding.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of Shareholders. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company, subject to any voting rights of the then outstanding Preferred Stock.

     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of any assets legally available for the payment of dividends. Any determination to declare or pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend on the Company's financial condition, results of operations, capital requirements, and other factors deemed relevant by the Board of Directors. See "Dividend Policy."

     Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all debts and liabilities of the Company, and subject to any preferential amount payable to holders of any class of stock of the Company having preference over the Common Stock, if any. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there are no redemption or sinking fund provisions with respect to such shares.

PREFERRED STOCK

     The Company's Articles of Incorporation permit the Company's Board of Directors to issue shares of Preferred Stock in one or more series, and to fix the relative rights, preferences, and limitations of each series without any further vote or action by the Company's shareholders. Among such rights, preferences, and limitations are dividend rights and rates, terms of redemption (including sink fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series. Any issuance of Preferred Stock with a dividend preference over Common Stock could adversely affect the dividend rights of holders of Common Stock. The Board of Directors of the Company currently has no plans to issue any shares of Preferred Stock.

     The issuance of Preferred Stock, for example in connection with a shareholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding existing stock of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation provide for a classified Board of Directors. The directors are divided into three classes, as nearly equal in number as possible. The directors are elected for three-year terms, which are staggered so that the terms of one-third of the directors expire each year. The Company's Bylaws provide that any vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum. The Articles of Incorporation permit removal of directors only for cause by the shareholders of the Company at a special meeting of the shareholders called for such a purpose by the affirmative vote of at least two-thirds of the outstanding shares of Common Stock. The Articles of Incorporation establish an advance notice procedure for the nomination of candidates for election as directors, as well as for other shareholder proposals to be considered at shareholders' meetings. The Articles of

Incorporation of the Company contains provisions requiring the affirmative vote of the holders of at least two-thirds of the Common Stock to amend certain provisions thereof.

     The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of preferred stock discussed above, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to several antitakeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of those provisions. The FBCA prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

     The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns (as defined in Section 607.0901 (1)(e), Florida Statutes) more than 10% of the corporation's outstanding voting shares.

TRANSFER AGENT AND REGISTRAR

     The Company's transfer agent and registrar for the Common Stock is Firstar Trust Company.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Robert W. Baird & Co. Incorporated and Furman Selz LLC, are acting as the representatives of the Underwriters. Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement") among the Company, the Selling Shareholders and the Underwriters, the Selling Shareholders have agreed to sell to the Underwriters, and each of the Underwriters severally has agreed to purchase from the Selling Shareholders, the number of shares of Common Stock set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this Prospectus.


                                                              NUMBER OF
                                                               SHARES
                        UNDERWRITER                           ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Robert W. Baird & Co. Incorporated .........................
Furman Selz LLC.............................................

                                                              ---------
             Total..........................................  2,468,428
                                                              =========


     In the Purchase Agreement the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

     The Underwriters have advised the Company and the Selling Shareholders that the Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $          per share of Common Stock. The Underwriters may allow, and
such dealers may reallow, a discount not in excess of $          per share of
Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     Certain Selling Shareholders have granted an option to the Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 370,264 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table. See "Selling Shareholders."


     The Selling Shareholders have agreed not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them (except pursuant to this offering), any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch.

     In addition, the Company and John H. Sykes, its Chairman of the Board, President and Chief Executive Officer, have agreed that for a period of 90 days after the date of this Prospectus they will not, without the prior written consent of Merrill Lynch, offer, sell or otherwise dispose of any shares of Common Stock except, in the case of the Company, shares issued and options granted pursuant to its existing stock option plans and, in the case of Mr. Sykes, up to five million shares in connection with forward contract transactions.

     Until the distribution of the Common Stock is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering made hereby, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold these shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it may discourage resales of the security.

     Neither the Company, the Selling Shareholders nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company, the Selling Shareholders nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales of this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker may not effect transactions or display bids for the Common Stock in excess of the highest independent bid price by persons who are not passive market makers. Net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker's average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when such limit is reached. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Foley & Lardner, Tampa, Florida. Certain legal matters in connection with offering will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois, counsel to the Underwriters.

                                    EXPERTS

     The Consolidated Financial Statements of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the registration statement and incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report thereon appearing herein and in the registration statement, and have been so included herein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of McQueen International Limited and subsidiaries for the years ended February 28, 1997 and 1996 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Grant Thornton, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and from the Commission's web site at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at the principal office of the Commission, without charge, at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Registration Statement can be obtained from the Commission's web site at http://www.sec.gov.

     Copies of the Registration Statement may be obtained from the Commission at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D. C. 20549, upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where the contract or the document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                        SYKES ENTERPRISES, INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants
  for Sykes Enterprises, Incorporated.......................  F-2
Report of the Independent Auditors
  for McQueen International Limited.........................  F-3
Consolidated Balance Sheets.................................  F-4
Consolidated Statements of Operations.......................  F-5
Consolidated Statements of Changes In Shareholders'
  Equity....................................................  F-6
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Sykes Enterprises, Incorporated

     We have audited the consolidated balance sheet of Sykes Enterprises, Incorporated and subsidiaries as of December 31, 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sykes Enterprises, Incorporated and subsidiaries as of December 31, 1997 and the consolidated results of their operations and their cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

     We previously audited and reported on the consolidated statements of income and cash flows of Sykes Enterprises, Incorporated and subsidiaries for the years ended December 31, 1995 and 1996, prior to their restatement for the 1997 pooling of interest of McQueen International Limited. The contribution of Sykes Enterprises, Incorporated and subsidiaries to revenues and net income represented 69 percent and 69 percent in 1995 and 73 percent and 84 percent in 1996, respectively, of the respective restated totals. Separate financial statements of McQueen International Limited included in the 1995 and 1996 restated consolidated statements of income and cash flows were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated balance sheet as of December 31, 1996 and the statements of income and cash flows for the years ended December 31, 1995 and 1996, after restatement for the 1997 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Notes 1 and 2 of notes to consolidated financial statements.

                                          Coopers & Lybrand L.L.P.

Tampa, Florida
March 6, 1998

                         MCQUEEN INTERNATIONAL LIMITED

                       REPORT OF THE INDEPENDENT AUDITORS

Board of Directors
McQueen International Limited

     We have audited the consolidated balance sheets of McQueen International Limited and its subsidiaries as of February 28, 1997 and 1996 and the related consolidated statement of earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McQueen International Limited and its subsidiaries as of February 28, 1997 and 1996 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

                                          GRANT THORNTON

Edinburgh
United Kingdom

February 18, 1998

                        SYKES ENTERPRISES, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                       ---------------------------    MARCH 31,
                                                           1996           1997           1998
                                                       ------------   ------------   ------------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets
  Cash and cash equivalents..........................  $ 92,836,884   $ 70,523,067   $ 27,902,400
  Receivables, including unbilled....................    56,970,273     68,520,471     75,664,256
  Prepaid expenses and other current assets..........     8,266,841     11,377,920     13,977,704
                                                       ------------   ------------   ------------
          Total current assets.......................   158,073,998    150,421,458    117,544,360
Property and equipment, net..........................    53,620,430     71,282,183     72,889,748
Marketable securities................................            --      7,800,002      3,931,408
Investment in joint venture..........................            --      2,285,142      6,253,120
Deferred charges and other assets....................     2,829,103      9,874,680     10,483,075
                                                       ------------   ------------   ------------
          Total assets...............................  $214,523,531   $241,663,465   $211,101,711
                                                       ============   ============   ============
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current installments of long-term debt.............  $  8,345,239   $  2,989,271   $  1,141,424
  Accounts payable...................................    15,104,013     19,905,671     19,742,216
  Income tax payable.................................     1,899,168      2,725,177      4,378,650
  Accrued employee compensation and benefits.........    10,203,068     10,035,233     12,583,677
  Other accrued expenses and current liabilities.....    13,149,137      6,449,650     10,979,865
                                                       ------------   ------------   ------------
          Total current liabilities..................    48,700,625     42,105,002     48,825,832
Long-term debt.......................................     5,177,678     33,312,597      2,009,480
Deferred income taxes................................     4,420,562      4,374,963      4,072,515
Deferred grants......................................    12,081,537     14,083,691     13,635,868
                                                       ------------   ------------   ------------
          Total liabilities..........................    70,380,402     93,876,253     68,543,695
                                                       ------------   ------------   ------------
Commitments and contingencies (Notes 7 and 10)
Shareholders' equity
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized; no shares issued and outstanding....            --             --             --
  Common stock, $.01 par value; 200,000,000 shares
     authorized; 38,858,274, 39,057,626 and
     39,129,986 issued and oustanding................       388,583        390,576        391,300
  Additional paid-in capital.........................   131,013,883    133,579,200    133,610,048
  Retained earnings..................................    12,930,738     17,106,620     15,634,963
  Unrealized loss on securities, net of taxes........            --       (734,518)    (3,603,112)
  Accumulated foreign currency translation
     adjustments.....................................      (190,075)    (2,554,666)    (3,475,183)
                                                       ------------   ------------   ------------
          Total shareholders' equity.................   144,143,129    147,787,212    142,558,016
                                                       ------------   ------------   ------------
          Total liabilities and shareholders'
            equity...................................  $214,523,531   $241,663,465   $211,101,711
                                                       ============   ============   ============

          See accompanying notes to consolidated financial statements

                        SYKES ENTERPRISES, INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,            -------------------------
                                         ------------------------------------------    MARCH 30,     MARCH 31,
                                             1995           1996           1997          1997          1998
                                         ------------   ------------   ------------   -----------   -----------
                                                                                             (UNAUDITED)
Revenues...............................  $155,956,584   $218,995,751   $313,184,554   $66,596,945   $89,149,324
                                         ------------   ------------   ------------   -----------   -----------
Operating expenses
  Direct salaries and related costs....   101,702,512    134,235,748    195,449,373    39,639,200    55,643,607
  General and administrative...........    47,172,960     67,823,910     87,727,877    19,305,926    23,472,489
  Impairment of long-lived asset.......            --             --     10,400,000            --            --
                                         ------------   ------------   ------------   -----------   -----------
         Total operating expenses......   148,875,472    202,059,658    293,577,250    58,945,126    79,116,096
                                         ------------   ------------   ------------   -----------   -----------
Income from operations.................     7,081,112     16,936,093     19,607,304     7,651,819    10,033,228
Other income (expense)
  Interest, net........................    (1,685,656)      (596,828)       766,637       383,469        76,748
  Net loss from joint venture..........            --             --     (2,828,000)           --    (8,015,149)
  Other................................       175,797        455,215       (922,735)       58,401       (12,484)
                                         ------------   ------------   ------------   -----------   -----------
         Total other income
           (expense)...................    (1,509,859)      (141,613)    (2,984,098)      441,870    (7,950,885)
                                         ------------   ------------   ------------   -----------   -----------
Income before income taxes.............     5,571,253     16,794,480     16,623,206     8,093,689     2,082,343
Provision for income taxes
  Current..............................     1,429,857      6,437,122     10,863,000     2,946,821     3,554,000
  Deferred.............................     1,255,753        (14,185)        13,000            --            --
                                         ------------   ------------   ------------   -----------   -----------
         Total provision for income
           taxes.......................     2,685,610      6,422,937     10,876,000     2,946,821     3,554,000
                                         ------------   ------------   ------------   -----------   -----------
Net income (loss)......................     2,885,643     10,371,543      5,747,206     5,146,868    (1,471,657)
Preferred stock dividends..............            --        (47,343)            --            --            --
                                         ------------   ------------   ------------   -----------   -----------
Net income (loss) applicable to common
  shareholders.........................  $  2,885,643   $ 10,324,200   $  5,747,206   $ 5,146,868   $(1,471,657)
                                         ============   ============   ============   ===========   ===========
Pro forma income data (unaudited)
Income before income taxes.............  $  5,571,253   $ 16,794,480
Pro forma provision for income taxes
  relating to S corporation............       172,000         67,000
Actual provision for income taxes......     2,685,610      6,422,937
                                         ------------   ------------
         Total provision and pro forma
           provision for income
           taxes.......................     2,857,610      6,489,937
                                         ------------   ------------
Pro forma net income...................     2,713,643     10,304,543
Preferred stock dividends..............            --        (47,343)
                                         ------------   ------------
Pro forma net income applicable to
  common shareholders..................  $  2,713,643   $ 10,257,200
                                         ============   ============
Pro forma basic net income per share
  (actual for 1997 and 1998)...........  $       0.09   $       0.30   $       0.15   $      0.13   $     (0.04)
                                         ============   ============   ============   ===========   ===========
Pro forma diluted net income per share
  (actual for 1997 and 1998)...........  $       0.09   $       0.29   $       0.14   $      0.13   $     (0.04)
                                         ============   ============   ============   ===========   ===========
Shares outstanding
  Basic................................    29,945,275     34,411,266     38,982,002    38,858,274    39,058,422
  Diluted..............................    31,328,520     35,954,323     40,253,046    40,164,647    40,156,812

          See accompanying notes to consolidated financial statements

                        SYKES ENTERPRISES, INCORPORATED

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                                    ACCUMULATED
                                                                                                                      FOREIGN
                                      COMMON STOCK         ADDITIONAL                                 UNREALIZED     CURRENCY
                                  ---------------------     PAID-IN       RETAINED       UNEARNED       LOSS ON     TRANSLATION
                                    SHARES      AMOUNT      CAPITAL       EARNINGS     COMPENSATION   SECURITIES    ADJUSTMENT
                                  ----------   --------   ------------   -----------   ------------   -----------   -----------
Balance at January 1, 1995......  27,015,159   $270,152   $  3,314,571   $ 8,310,368   $(2,081,611)   $        --   $   (18,079)
  Issuance of common stock......      62,013        620      6,261,892            --            --             --            --
  Stock dividend................     123,104      1,231         (1,231)           --            --             --            --
  Repurchase of common stock....          --         --       (150,815)           --            --             --            --
  Distributions.................          --         --             --      (683,452)           --             --            --
  Unearned employee compensation
    from Employee Stock
    Ownership Plan Trust........          --         --             --            --       743,570             --            --
  Reserve adjustment............          --         --             --      (716,100)           --             --            --
  Foreign currency translation
    adjustment..................          --         --             --            --            --             --        64,209
  Net income....................          --         --             --     2,885,643            --             --            --
                                  ----------   --------   ------------   -----------   -----------    -----------   -----------
Balance at December 31, 1995....  27,200,276    272,003      9,424,417     9,796,459    (1,338,041)            --        46,130
  Merger with Sykes Realty,
    Inc.........................   2,745,000     27,450        238,116      (827,554)           --             --            --
  Conversion of redeemable
    preferred stock.............     448,029      4,480      5,371,872    (5,376,352)           --             --            --
  Issuance of common stock......   6,427,632     64,277    112,276,067            --            --             --            --
  Three-for-two stock split.....   2,037,337     20,373        (20,373)           --            --             --            --
  Repurchase of common stock....          --         --       (142,702)           --            --             --            --
  Distributions.................          --         --             --      (986,015)           --             --            --
  Tax effect of non-qualified
    exercise of stock options...          --         --      3,866,486            --            --             --            --
  Unearned employee compensation
    from Employee Stock
    Ownership Plan Trust........          --         --             --            --     1,338,041             --            --
  Foreign currency translation
    adjustment..................          --         --             --            --            --             --      (236,205)
  Preferred stock dividends.....          --         --             --       (47,343)           --             --            --
  Net income....................          --         --             --    10,371,543            --             --            --
                                  ----------   --------   ------------   -----------   -----------    -----------   -----------
Balance at December 31, 1996....  38,858,274    388,583    131,013,883    12,930,738            --             --      (190,075)
  Issuance of common stock......     199,352      1,993      3,037,968            --            --             --            --
  Capital contribution..........          --         --      1,237,000            --            --             --            --
  Repurchase of common stock....          --         --     (2,623,651)           --            --             --            --
  Tax effect of non-qualified
    exercise of stock options...          --         --        914,000            --            --             --            --
  Unrealized loss on securities,
    net of income taxes.........          --         --             --            --            --       (734,518)           --
  Distributions.................          --         --             --      (496,972)           --             --            --
  Adjustments to conform fiscal
    year of McQueen
    International Limited (Note
    2)..........................          --         --             --    (1,074,352)           --             --            --
  Foreign currency translation
    adjustment..................          --         --             --            --            --             --    (2,364,591)
  Net income....................          --         --             --     5,747,206            --             --            --
                                  ----------   --------   ------------   -----------   -----------    -----------   -----------
Balance at December 31, 1997....  39,057,626    390,576    133,579,200    17,106,620            --       (734,518)   (2,554,666)
  Issuance of common stock
    (unaudited).................      72,360        724         30,848            --            --             --            --
  Foreign currency translation
    (unaudited).................          --         --             --            --            --             --      (920,517)
  Unrealized loss on securities,
    net of income taxes
    (unaudited).................          --         --             --            --            --     (2,868,594)           --
  Net loss (unaudited)..........          --         --             --    (1,471,657)           --             --            --
                                  ----------   --------   ------------   -----------   -----------    -----------   -----------
Balance at March 31, 1998
  (unaudited)...................  39,129,986   $391,300   $133,610,048   $15,634,963   $        --    $(3,603,112)  $(3,475,183)
                                  ==========   ========   ============   ===========   ===========    ===========   ===========

          See accompanying notes to consolidated financial statements

                        SYKES ENTERPRISES, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,            --------------------------
                                                    ------------------------------------------    MARCH 30,     MARCH 31,
                                                        1995           1996           1997          1997           1998
                                                    ------------   ------------   ------------   -----------   ------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)...............................  $  2,885,643   $ 10,371,543   $  5,747,206   $ 5,146,868   $ (1,471,657)
  Depreciation and amortization...................     4,629,638      7,978,342     13,260,621     2,741,652      3,835,693
  Impairment of long-lived asset..................            --             --     10,400,000            --             --
  In-process research and development costs
    expensed by joint venture.....................            --             --      2,795,000            --      8,042,500
  Capital contributions...........................            --             --      1,237,000            --             --
  Deferred compensation...........................       949,960             --             --            --             --
  Deferred income taxes...........................     1,255,753        283,582         13,000       543,557       (406,637)
  ESOP allocation (unearned compensation).........       743,570      1,338,041             --            --             --
  Loss (gain) on disposal of property and
    equipment.....................................        38,022        (99,286)      (105,416)        1,700         (2,230)
  Changes in assets and liabilities:
    Receivables, including unbilled...............   (12,953,900)   (21,553,135)    (6,567,198)   (4,493,740)    (7,373,311)
    Prepaid expenses and other current assets.....    (2,406,143)    (3,132,602)      (683,079)   (1,360,976)    (2,807,176)
    Deferred charges and other assets.............    (1,316,847)      (743,451)    (1,098,577)   (1,712,782)      (768,802)
    Accounts payable..............................     5,546,764     (1,715,852)       852,658      (368,660)      (163,455)
    Income taxes payable..........................       255,427        566,643      1,740,009     1,893,400      2,066,714
    Accrued employee compensation and benefits....     5,834,552      1,901,386       (167,835)    1,808,617      2,548,444
    Other accrued expenses and current
      liabilities.................................       433,119      5,393,607     (7,808,556)   (2,017,507)     4,663,730
                                                    ------------   ------------   ------------   -----------   ------------
        Net cash provided by operating
          activities..............................     5,895,558        588,818     19,614,833     2,182,129      8,163,813
                                                    ------------   ------------   ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures............................   (16,443,031)   (23,115,413)   (21,784,482)   (4,538,469)    (5,749,649)
  Investment in marketable securities.............            --             --     (8,000,000)           --             --
  Investment in joint ventures....................            --             --     (5,080,142)           --    (12,016,127)
  Acquisition of business.........................            --             --     (1,800,000)   (1,800,000)            --
  Proceeds from sale of marketable security.......            --             --             --            --      1,000,000
  Proceeds from sale of property and equipment....       100,402        201,425        208,351         3,854         21,205
                                                    ------------   ------------   ------------   -----------   ------------
        Net cash used for investing activities....   (16,342,629)   (22,913,988)   (36,456,273)   (6,334,615)   (16,744,571)
                                                    ------------   ------------   ------------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Paydowns under revolving line of credit
    agreements....................................   (32,413,539)   (20,771,718)   (72,441,000)           --             --
  Borrowings under revolving line of credit
    agreements....................................    31,013,422     19,916,835     72,441,000            --             --
  Proceeds from issuance of stock.................     6,261,892    112,340,344      3,039,961            --         31,572
  Proceeds from grants............................     2,603,485      5,642,335      2,000,000       187,428             --
  Proceeds from issuance of long-term debt........     6,233,753      6,668,403        350,467     8,080,874             --
  Subsidiary stock redemption.....................      (150,815)      (142,702)    (2,623,651)           --             --
  Payment of long-term debt.......................    (3,728,725)   (12,255,388)    (5,377,591)   (1,771,189)   (33,150,964)
  Dividends paid..................................      (683,452)    (1,033,358)      (496,972)           --             --
                                                    ------------   ------------   ------------   -----------   ------------
        Net cash provided by (used for) financing
          activities..............................     9,136,021    110,364,751     (3,107,786)    6,497,113    (33,119,392)
                                                    ------------   ------------   ------------   -----------   ------------
Adjustment for foreign currency translation.......        64,209       (236,205)    (2,364,591)     (596,688)      (920,517)
                                                    ------------   ------------   ------------   -----------   ------------
Net increase (decrease) in cash, cash equivalents
  and temporary investments.......................    (1,246,841)    87,803,376    (22,313,817)    1,747,939    (42,620,667)
CASH AND CASH EQUIVALENTS -- BEGINNING............     6,280,349      5,033,508     92,836,884    92,836,884     70,523,067
                                                    ------------   ------------   ------------   -----------   ------------
CASH AND CASH EQUIVALENTS -- ENDING...............  $  5,033,508   $ 92,836,884   $ 70,523,067   $94,584,823   $ 27,902,400
                                                    ============   ============   ============   ===========   ============
Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest......................................  $  1,910,043   $  1,414,925   $  2,614,600
    Income taxes..................................  $  2,345,408   $  4,913,279   $  5,845,721

          See accompanying notes to consolidated financial statements

                        SYKES ENTERPRISES, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Sykes Enterprises, Incorporated and consolidated subsidiaries (the "Company" or "Sykes") provides comprehensive information technology outsourcing services including information technology support services, information technology development services and solutions, and software fulfillment. The Company's services are provided to a wide variety of industries.

     Unless otherwise noted, all information has been adjusted to retroactively reflect three-for-two stock splits in the form of 50% stock dividends to shareholders of record on July 18, 1996 and May 19, 1997, which was reflected on the Nasdaq National Market on July 29, 1996 and May 29, 1997, respectively.

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Sykes Enterprises, Incorporated and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Interim Financial Information -- The unaudited interim consolidated financial statements as of March 31, 1998 and for the three months ended March 30, 1997 and March 31, 1998, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations, and cash flows. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

     Recognition of Revenue -- The Company primarily recognizes its revenue as services are performed. Royalty revenue is recognized at the time royalties are earned and the remaining revenue is recognized on fixed price contracts using the percentage-of-completion method of accounting. Adjustments to fixed price contracts and estimated losses, if any, are recorded in the period when such adjustments or losses are known. Software and product sales are recognized upon shipment.

     Cash and Cash Equivalents -- Cash and cash equivalents consist of highly liquid short term investments classified as available for sale as defined under the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1997, cash in the amount of approximately $40.6 million was held in tax free interest bearing investments, approximately $29.9 million was held in taxable interest bearing investments, both of which are classified as available for sale and have an average maturity of approximately 30 days.

     Property and Equipment -- Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Improvements to leased premises are amortized over the shorter of the related lease term or the useful lives of the improvements. Cost and related accumulated depreciation on assets retired or disposed of are removed from the accounts and any gains or losses resulting therefrom are credited or charged to income. Depreciation expense was approximately $6.3, $9.2 and $13.2 million for the years ended December 31, 1995, 1996 and 1997, respectively. Property and equipment includes approximately $620,000 and $1.3 million of additions included in accounts payable at December 31, 1996 and 1997, respectively. Accordingly, these non-cash transactions have been excluded from the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1997, respectively.

     Land received from various governmental agencies under grants is recorded at fair value (as determined by an independent appraiser) at date of grant. During the years ended December 31, 1995, 1996 and 1997 the Company recorded approximately $1,824,000, $317,000 and $430,000, respectively, in land acquisitions as a result of such grants. Accordingly, these non-cash transactions have been excluded from the accompanying consolidated statements of cash flows for the years ended December 31, 1995, 1996 and 1997.

                        SYKES ENTERPRISES, INCORPORATED

     Investment in Joint Venture -- The Company has a fifty percent interest in a joint venture that is accounted for using the equity method of accounting. Accordingly, the Company records its proportionate share of the gains and losses of the joint venture in the consolidated statement of income (see Note 17).

     Deferred Charges and Other Assets -- Deferred charges and other assets consist primarily of goodwill, long-term deposits, and covenants not to compete arising from business acquisitions. These intangible assets are being amortized over periods ranging from two to fifteen years. Amortization expense was approximately $337,000, $415,000 and $499,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Accumulated amortization was approximately $752,000 and $1,251,000 at December 31, 1996 and 1997, respectively.

     Impairment of Long-Lived Assets -- The Company reviews long-lived assets and certain identifiable intangibles for impairment and writes down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In 1996, under this analysis, the Company determined that the value of the assets were not impaired. During 1997, the Company recorded an impairment loss of $10.4 million related to an acquisition made during the year.

     Income Taxes -- Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

     The Company and its consolidated subsidiaries are either taxed as C corporations or have elected to be taxed as an S corporation under the provisions of the Internal Revenue Code through the effective date of the Company's initial public offering (See Note 16). The Company's affiliate which elected to be taxed as an S corporation terminated its S corporation election during 1996 and accordingly became subject to federal and state income taxes.

     Deferred Grants -- Grants for relocation and the acquisition of property and equipment are deferred and recognized in income over the corresponding useful lives of their related property and equipment. There are no significant contingencies associated with the grants that would impact the Company's ability to utilize assets received in association with the grants.

     Foreign Currency Translation -- The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the U.S. Dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income, but is accumulated as a separate component of shareholders' equity. Foreign currency transactional gains and losses are included in determining net income. Such gains and losses are not material for any period presented.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     Accounting Pronouncements -- In June 1997, the Financing Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" which is effective for periods ending after December 15, 1998. This statement establishes standards for computing and presenting comprehensive income which includes translation adjustments. In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is also effective for periods ending after December 15, 1998. This statement establishes additional disclosure requirements for business segments.

                        SYKES ENTERPRISES, INCORPORATED

     Management is currently assessing the future period impact of SFAS No. 130 and 131 on the Company's presentation of results of operations, changes in shareholders' equity and segment disclosures.

NOTE 2 -- ACQUISITIONS AND MERGERS

     Effective January 1, 1997, the Company acquired all of the common stock of Traffic, N.V. ("Traffic") of Brussels, Belgium, and certain other assets, for approximately $1.8 million in cash. Traffic specializes in foreign language translation and multi-media documentation development. The transaction was accounted for under the purchase method of accounting and pro forma information is not presented, as the operating results are not material to the Company's consolidated operations.

     On March 31, 1997, the Company acquired Info Systems of North Carolina, Inc. ("Info Systems") in exchange for approximately 1.1 million shares of the Company's common stock. The Company accounted for the acquisition utilizing the pooling-of-interests method of accounting. Info Systems is engaged in the design, development, licensing and support of information management solutions to the retail, manufacturing and distribution industries.

     On June 16, 1997, the Company acquired all of the stock of Telcare Gesellschaft fur Telekommunikations-Mehrwertdieste mbH ("Telcare") of Wilhelmshaven, Germany, in exchange for 750,000 shares of the Company's common stock. The Company accounted for the acquisition utilizing the pooling-of-interests method of accounting. Telcare operates an information technology call center and provides technical support and service to numerous industries in Germany.

     On September 26, 1997, the Company acquired all of the stock of TAS Telemarketing Gesellschaft fur Kommunikation und Dialog mbH ("TAS I") of Bochum, Germany in exchange for 400,000 shares of the Company's common stock. The Company accounted for the acquisition utilizing the pooling-of-interests method of accounting. TAS I provides technical call center support and customer care services, database development, consulting and training services to customers in Germany and surrounding countries.

     On September 26, 1997, the Company acquired all of the stock of TAS Hedi Fabinyi GmbH ("TAS II") of Stuttgart, Germany, in exchange for 180,000 shares of the Company's common stock. The Company accounted for the acquisition utilizing the pooling-of-interests method of accounting. TAS II provides technical call center support and customer care services, to customers in Germany and surrounding countries.

     On December 31, 1997, the Company acquired all of the stock of McQueen International Limited ("McQueen") of Galashiels, Scotland, in exchange for 3,540,000 shares of the Company's common stock. The Company accounted for the acquisition utilizing the pooling-of-interests method of accounting. McQueen provides inbound call center support and customer service, software fulfillment and foreign language translation and localization services.

     On April 7, 1997 McQueen acquired the Media Services divisions of Rand McNally & Company, comprising the US Division, Rand McNally Media Services Inc., and Rand McNally International Business Services BV, a Netherlands division with an operational branch in Ireland, for approximately $30.0 million, including acquisition costs. This purchase price was entirely financed through the issuance of notes to the seller. Accordingly, this non-cash transaction has been excluded from the accompanying Consolidated Statement of Cash Flows for the year ended December 31, 1997. The acquisition has been accounted for by the purchase method of accounting. Accordingly, the results of operations for the eight months ended December 31, 1997 of Rand McNally Media Services Inc and Rand McNally International Business Services BV have been included in the accompanying financial statements. The excess of the total acquisition cost over the fair value of net assets acquired in the amount of $6.9 million after an impairment of $10.4 million is being amortized on a straight line basis over fifteen years. The unaudited pro forma combined historical results, as if the Media Services division of Rand McNally & Company had been acquired on January 1, 1996, are estimated to be revenues of $285,249,000, net income of $10,752,000, and basic and diluted earnings per share

                        SYKES ENTERPRISES, INCORPORATED
of $0.31 and $0.30, respectively for 1996 and revenues of $329,748,000, net income of $5,871,000, and basic and diluted earnings per share of $0.15 and $0.15, respectively for 1997. The pro forma results include amortization of the intangibles noted above and interest expense on the debt assumed to finance the purchase. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of 1996, nor are they necessarily indicative of future consolidated results.

     McQueen had a February 28 fiscal year end and, accordingly, the McQueen statements of income for the years ended February 28, 1996 and 1997 have been combined with the Sykes' statements of income for the years ended December 31, 1995 and 1996, respectively. In order to conform McQueen's fiscal year end to Sykes' calendar year end, the consolidated statement of income for 1997 includes two months (January and February 1997) for McQueen which are also included in the consolidated statements of income for the year ended December 31, 1996. Accordingly, an adjustment has been made during 1997 to retained earnings for the duplication of net income of approximately $1.1 million for such two month period. McQueen's revenue for the two months (January and February 1997) was approximately $12.3 million.

     The above transactions, excluding Traffic and McQueen's purchase of the Media Services division of Rand McNally & Company, have been accounted for as pooling-of-interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of Info Systems, Telcare, TAS I, TAS II and McQueen.

     Separate results of operations for the periods prior to the mergers with Info Systems, Telcare, TAS I, TAS II and McQueen are outlined below.

                                                                                    THREE MONTHS
                                                             DECEMBER 31,              ENDED
                                                      ---------------------------    MARCH 30,
                                                          1995           1996           1997
                                                      ------------   ------------   ------------
                                                                                    (UNAUDITED)
Revenue:
  Sykes.............................................  $ 74,594,634   $117,018,154   $38,245,596
  Info Systems......................................    23,317,923     25,196,629     7,022,451
  Telcare...........................................     3,587,292      6,405,423     1,404,877
  TAS I.............................................     4,318,972      7,922,762     1,090,533
  TAS II............................................     2,075,363      3,467,533       408,000
  McQueen...........................................    48,062,400     58,985,250    18,425,488
                                                      ------------   ------------   -----------
Combined............................................  $155,956,584   $218,995,751   $66,596,945
                                                      ============   ============   ===========
Net income:
  Sykes.............................................  $  2,396,085   $  9,817,484   $ 4,021,527
  Info Systems......................................      (304,526)    (1,982,510)       46,186
  Telcare...........................................      (489,725)       282,130        42,589
  TAS I.............................................       337,453        435,729        71,000
  TAS II............................................        53,556        124,560        28,000
  McQueen...........................................       892,800      1,694,150       937,566
                                                      ------------   ------------   -----------
Combined............................................  $  2,885,643   $ 10,371,543   $ 5,146,868
                                                      ============   ============   ===========

                        SYKES ENTERPRISES, INCORPORATED

                                                                                    THREE MONTHS
                                                             DECEMBER 31,              ENDED
                                                      ---------------------------    MARCH 30,
                                                          1995           1996           1997
                                                      ------------   ------------   ------------
                                                                                    (UNAUDITED)
Other changes in shareholders' equity:
  Sykes.............................................  $    190,775   $113,916,826   $  (337,279)
  Info Systems......................................       678,051      2,356,235            --
  Telcare...........................................        46,912         69,494            --
  TAS I.............................................      (275,691)      (290,208)           --
  TAS II............................................       (18,151)       (13,445)           --
  McQueen...........................................     5,614,128       (464,865)     (259,409)
                                                      ------------   ------------   -----------
Combined............................................  $  6,236,024   $115,574,037   $  (596,688)
                                                      ============   ============   ===========

NOTE 3 -- CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. With the exception of approximately $2.3 million of receivables from a significant customer (See Note 15), the Company's credit concentrations are limited due to the wide variety of customers and markets into which the Company's services are sold.

NOTE 4 -- RECEIVABLES

     Receivables consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Trade accounts receivable...................................  $49,416,729   $56,256,991
Unbilled accounts receivable................................    2,843,193     6,446,597
Note from officer...........................................           --       418,958
Other.......................................................    5,208,480     5,935,320
                                                              -----------   -----------
                                                               57,468,402    69,057,866
Less allowance for doubtful accounts........................      498,129       537,395
                                                              -----------   -----------
                                                              $56,970,273   $68,520,471
                                                              ===========   ===========

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Land........................................................  $ 2,506,421   $ 3,008,222
Buildings and leasehold improvements........................   18,777,157    24,340,797
Equipment, furniture and fixtures...........................   56,469,008    82,950,507
Transportation equipment....................................      759,822       441,647
Construction in progress....................................           --     6,344,495
                                                              -----------   -----------
                                                               78,512,408   117,085,668
Less accumulated depreciation...............................   24,891,978    45,803,485
                                                              -----------   -----------
                                                              $53,620,430   $71,282,183
                                                              ===========   ===========

                        SYKES ENTERPRISES, INCORPORATED

NOTE 6 -- MARKETABLE SECURITIES

     On May 8, 1997, the Company purchased approximately 1.066 million shares of SystemSoft Corp. common stock in conjunction with a strategic technology exchange agreement between the parties. On June 20, 1997, the Company converted a $1.0 million note receivable into a to be determined number of shares of InfoCure Corporation common stock, which will have a market value of $1.0 million. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investments are classified as available-for-sale securities and are carried at an aggregate market value of $7.8 million as of December 31, 1997. The Company's cost basis in these investments is $9.0 million, and the unrealized loss of approximately $1.2 million, net of deferred income taxes of approximately $465,000, is reported as a separate component of shareholders' equity.

NOTE 7 -- LONG-TERM DEBT

     Long term debt consists of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Secured loan note, principal and interest payable in annual
  installments through November 1999, interest at 8 percent,
  collateralized by certain assets..........................  $        --   $   855,675
Secured loan notes, interest payable in quarterly
  installments through December 1999, interest at varying
  rates up to 9.6 percent, principal due in three
  installments during 1999, collateralized by certain
  assets....................................................           --    26,950,400
Notes payable and capital leases, principal and interest
  payable in monthly installments through December 2002,
  interest at varying rates up to prime plus 1 percent,
  collateralized by certain receivables and equipment.......   13,522,917     8,495,793
                                                              -----------   -----------
                                                               13,522,917    36,301,868
Less current portion........................................    8,345,239     2,989,271
                                                              -----------   -----------
                                                              $ 5,177,678   $33,312,597
                                                              ===========   ===========

     Future principal maturities subsequent to December 31, 1998 are as follows:

            1999........................................................  $29,569,573
            2000........................................................    1,232,487
            2001........................................................    1,140,042
            2002........................................................    1,370,495
                                                                          -----------
                                                                          $33,312,597
                                                                          ===========

     Effective December 31, 1996, the Company entered into an agreement replacing its previous credit line with an unsecured revolving $25.0 million facility. This new facility accrues borrowings at tiered levels between 125 and 200 basis points above listed LIBOR pursuant to a defined ratio calculation within the agreement, and includes as annual commitment fee of 0.1 percent of the committed amount. The facility matures in June 1998, and contains certain covenants associated with tangible net worth, debt and debt funding as defined by the agreement. There were no borrowings outstanding under this agreement at December 31, 1996 or 1997, respectively.

     During February 1998, the Company entered into a new $150 million syndicated credit facility which provides for multi-currency lending. This new facility will accrue borrowings at tiered levels between 75 and

                        SYKES ENTERPRISES, INCORPORATED

175 basis points above listed LIBOR pursuant to a defined ratio calculation within the agreement, and will accrue as unused commitment fee at tiered levels between 15 and 37.5 basis points above listed LIBOR. The facility which matures in February 2001, contains certain financial covenants associated with debt ratios, leverage, coverage and capital expenditures and acquisitions as defined by the agreement.

     During 1996, a subsidiary of the Company entered into a $2.0 million and a $1.25 million credit facility. These facilities consisted of a revolving line of credit maturing in November 1997. The Company had no borrowings under either credit facility at December 31, 1996 or 1997, respectively, and both of these credit facilities were canceled during 1997.

NOTE 8 -- INCOME TAXES

     The components of income before income taxes are as follows:

                                                                DECEMBER 31,
                                                   --------------------------------------
                                                      1995         1996          1997
                                                   ----------   -----------   -----------
Domestic.........................................  $1,179,908   $10,823,955   $ 8,551,740
Foreign..........................................   4,391,345     5,970,525     8,071,466
                                                   ----------   -----------   -----------
          Total income before income taxes.......  $5,571,253   $16,794,480   $16,623,206
                                                   ==========   ===========   ===========

     Provision for income taxes consists of the following:

                                                                DECEMBER 31,
                                                    -------------------------------------
                                                       1995         1996         1997
                                                    ----------   ----------   -----------
Current:
  Federal.........................................  $ (174,520)  $3,573,533   $ 6,906,000
  State...........................................     (35,875)     610,632     1,229,000
  Foreign.........................................   1,640,252    1,955,190     2,728,000
                                                    ----------   ----------   -----------
          Total current provision for income
            taxes.................................   1,429,857    6,139,355    10,863,000
                                                    ----------   ----------   -----------
Deferred:
  Federal.........................................   1,054,967       (2,000)      (99,000)
  State...........................................     183,006       56,250       (25,000)
  Foreign.........................................      17,780      229,332       137,000
                                                    ----------   ----------   -----------
          Total deferred provision for income
            taxes.................................   1,255,753      283,582        13,000
                                                    ----------   ----------   -----------
          Total provision for income taxes........  $2,685,610   $6,422,937   $10,876,000
                                                    ==========   ==========   ===========

     The components of the net deferred tax asset (liability) are as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Domestic current:
Deferred tax asset:
  Accrued expenses..........................................  $   686,000   $   800,000
  Deferred compensation.....................................           --       246,000
  Bad debt reserve..........................................       15,000       119,000
  Other.....................................................       53,000         7,000
                                                              -----------   -----------
          Total current deferred tax asset..................  $   754,000   $ 1,172,000
                                                              -----------   -----------

                        SYKES ENTERPRISES, INCORPORATED

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Deferred tax liability:
  Property and equipment....................................  $  (149,000)  $        --
  Cash to accrual -- Section 481 adjustment.................     (277,000)     (488,000)
                                                              -----------   -----------
     Total current deferred tax liability...................     (426,000)     (488,000)
                                                              -----------   -----------
     Net domestic current deferred tax asset................  $   328,000   $   684,000
                                                              -----------   -----------
Foreign current:
Deferred tax asset:
  Net operating loss carry-forward..........................  $   571,000   $   135,000
  Less: valuation allowance.................................     (571,000)     (135,000)
                                                              -----------   -----------
     Total foreign non-current deferred tax asset...........  $        --   $        --
                                                              -----------   -----------
Net current deferred asset..................................  $   328,000   $   684,000
                                                              ===========   ===========
Domestic non-current:
Deferred tax asset:
  Deferred compensation.....................................  $   240,000   $        --
  Unrealized loss on security...............................           --       466,000
  Intangible assets.........................................           --        40,000
  Accrued expenses..........................................        3,000            --
  Other.....................................................           --         3,000
                                                              -----------   -----------
     Total non-current deferred tax asset...................  $   243,000   $   509,000
                                                              -----------   -----------
Deferred tax liability:
  Property and equipment....................................  $  (338,000)  $  (504,000)
  Cash to accrual -- Section 481 adjustment.................   (2,903,000)   (2,437,000)
  Accrued liabilities.......................................           --      (258,000)
  Other.....................................................     (244,562)     (526,963)
                                                              -----------   -----------
          Total non-current deferred tax liability..........   (3,485,562)   (3,725,963)
                                                              -----------   -----------
          Net domestic non-current deferred tax liability...  $(3,242,562)  $(3,216,963)
                                                              -----------   -----------
Foreign non-current:
Deferred tax liability:
  Property and equipment....................................  $(1,178,000)  $(1,158,000)
                                                              -----------   -----------
          Total non-current deferred tax liability..........   (1,178,000)   (1,158,000)
                                                              -----------   -----------
          Net foreign non-current deferred tax liability....  $(1,178,000)  $(1,158,000)
                                                              -----------   -----------
Net non-current deferred tax liability......................  $(4,420,562)  $(4,374,963)
                                                              ===========   ===========

     The corporation has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings amounted to approximately $6.0 million at December 31, 1997, excluding amounts which, if remitted, generally would result in minimal additional U.S. income taxes because of available foreign tax credits. If the earnings of such foreign subsidiaries were not indefinitely reinvested, a deferred tax liability of approximately $700,000 would have been required.

     In conjunction with the Company's initial public offering, the Company changed its method of accounting for income taxes from the cash basis to the accrual method. The corresponding adjustment will be included in taxable income over a period not to exceed four years.

                        SYKES ENTERPRISES, INCORPORATED

     The following summarizes the principal differences between income taxes at the federal statutory rate and the effective income tax amounts reflected in the financial statements:

                                                              DECEMBER 31,
                                                  -------------------------------------
                                                     1995         1996         1997
                                                  ----------   ----------   -----------
Statutory tax...................................  $1,894,000   $5,710,000   $ 5,818,000
State income taxes net of federal tax benefit...      67,000      316,000       759,000
Effect of income not subject to federal and
  state income tax..............................    (155,000)    (284,000)   (1,015,000)
Change in tax rate..............................          --           --        71,000
Non-deductible amortization.....................          --           --     3,640,000
Loss on joint venture...........................          --           --       990,000
Foreign taxes, net of foreign income not taxed
  in the United States..........................     444,264      276,937       133,000
Permanent differences...........................     366,555      153,000       582,000
Tax credits.....................................     (90,209)          --            --
Other...........................................     159,000      251,000      (102,000)
                                                  ----------   ----------   -----------
  Total provision for income taxes..............  $2,685,610   $6,422,937   $10,876,000
                                                  ==========   ==========   ===========

     The Company is currently under examination by the Internal Revenue Service for tax years ended July 31, 1991, 1992, 1993 and 1994. The Company has reviewed various matters that are under consideration and believes that it has adequately provided for any liability that may result from this examination. In the opinion of management, any liability that may arise from prior periods as a result of the examination will not have a material effect on the Company's financial condition or results of operations.

NOTE 9 -- EARNINGS PER SHARE

     Basic earnings per share are based on the weighted average number of common shares outstanding during the periods. Diluted earnings per share includes the weighted average number of common shares outstanding during the periods and further assumes, (i) that the redeemable preferred stock was converted at the beginning of each period, or date of issuance, if later, and (ii) that earnings were increased for preferred dividends that would not have been incurred had conversion taken place. Diluted earnings per share includes, dilutive stock options using the treasury stock method.

     The numbers of shares used in the earnings per share computation are as follows:

                                       DECEMBER 31,
                           ------------------------------------   MARCH 30,    MARCH 31,
                              1995         1996         1997         1997         1998
                           ----------   ----------   ----------   ----------   ----------
                                                                        (UNAUDITED)
Basic:
  Weighted average common
     outstanding.........  29,945,275   34,411,266   38,982,002   38,858,274   39,058,422
                           ----------   ----------   ----------   ----------   ----------
          Total basic....  29,945,275   34,411,266   38,982,002   38,858,274   39,058,422
Diluted:
  Conversion of preferred
     stock...............     672,044      227,151           --           --           --
  Dilution of stock
     options.............     711,201    1,315,906    1,271,044    1,306,373    1,098,390
                           ----------   ----------   ----------   ----------   ----------
          Total
            diluted......  31,328,520   35,954,323   40,253,046   40,164,647   40,156,812
                           ==========   ==========   ==========   ==========   ==========

                        SYKES ENTERPRISES, INCORPORATED

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     The Company leases certain equipment and buildings under operating leases having terms ranging from one to twenty-two years. The building leases contain up to two five year renewal options.

     Rental expense under operating leases for the years ended December 31, 1995, 1996 and 1997 was approximately $2,569,000, $6,177,000 and $4,949,000, respectively. Rental expense for an office building leased from the Company's major shareholder, net of subleases was approximately $104,000, $104,000 and $88,000 for each of the years ended December 31, 1995, 1996 and 1997, respectively. This building was sold during November 1997, which terminated the sublease agreement.

     The Company has a ten-year operating lease agreement, signed in 1995, with the Company's majority shareholder for its corporate aircraft. The lease expense for the years ended December 31, 1995, 1996 and 1997 was approximately $51,000, $615,000 and $618,000, respectively.

     The Company had a five year sublease agreement with an unrelated tenant for its Charlotte, North Carolina facility. The minimum sublease rental amounts the Company was expected to receive for the years ended December 31, 1998 and 1999, was approximately $187,000 and $94,000 respectively. This building was sold during November 1997, which terminated the sublease agreement.

     The following is a schedule of future minimum rental payments under operating leases having a remaining noncancelable term in excess of one year subsequent to December 31, 1997:

                                                  RELATED     NON-RELATED      TOTAL
YEAR                                               PARTY         PARTY        AMOUNT
----                                             ----------   -----------   -----------
1998...........................................  $  618,000   $ 3,417,000   $ 4,035,000
1999...........................................     618,000     2,820,000     3,438,000
2000...........................................     618,000     2,131,000     2,749,000
2001...........................................     618,000     1,802,000     2,420,000
2002...........................................     618,000     1,306,000     1,924,000
Thereafter.....................................   1,803,000    12,485,000    14,288,000
                                                 ----------   -----------   -----------
          Total minimum payments required......  $4,893,000   $23,961,000   $28,854,000
                                                 ==========   ===========   ===========

     During 1997, the Company entered into a joint venture with HealthPlan Services, Inc., for the purpose of managing call centers focused on customer services related to the health care services industry. The Company has committed to invest $17.5 million for a fifty percent equity interest in the joint venture. As of December 31, 1997, the Company has invested approximately $5.1 million of its commitment in the joint venture.

     The Company from time to time is involved in legal actions arising in the ordinary course of business. With respect to these matters, management believes that it has adequate legal defenses and/or provided adequate accruals for related costs such that the ultimate outcome will not have a material adverse effect on the Company's future financial position.

NOTE 11 -- EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) plan covering defined employees who meet established eligibility requirements. Under the original plan provisions, the Company matched 25% of participant contributions to a maximum matching amount of 1% of participant compensation. During 1997, the Company increased the 401 (k) matching provision to 50% of participating contributions to a maximum matching amount of 2% of participant compensation. Company contributions are funded on a bi-weekly basis. The Company contribution was approximately $143,000, $170,000 and $295,000 for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, one of the Company's subsidiaries maintains a separate defined contribution plan.

                        SYKES ENTERPRISES, INCORPORATED

The contributions made to this plan was approximated $180,000, $198,000 and $244,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

     In June 1992, one of the Company's subsidiaries established an Employee Stock Ownership Plan ("ESOP") for the benefit of its employees. In August 1992, the ESOP purchased 249,350 shares of the subsidiary's common stock. In connection with the stock purchase, the subsidiary made a cash contribution of $1.0 million to the ESOP and entered into a note payable of $3.1 million. As the debt was repaid, shares were released from collateral and allocated to active employees, based on the proportion of debt service paid in the current year. The note payable associated with the ESOP was repaid as of December 31, 1996 and all shares were released to eligible employees.

NOTE 12 -- PUBLIC OFFERINGS

     In April 1996, the Company completed its initial public offering for the sale of 4,500,000 shares of common stock. Coincident with such offering, the underwriters of the offering exercised their 15% over-allotment option and accordingly an additional 939,978 shares of the Company's common stock were sold by the Company. The Company received approximately $39.7 million from the sale of the shares, net of underwriting discounts and expenses associated with such offering. The proceeds were used to repay all outstanding indebtedness and make capital expenditures, with the remaining balance held for general corporate and working capital purposes.

     In November 1996, the Company completed a secondary offering for the sale of 2,419,890 shares of common stock, inclusive of the underwriters' over-allotment option. The Company received approximately $71.5 million from the offering, net of underwriting discounts and expenses. The net proceeds were held for general corporate and working capital purposes.

NOTE 13 -- STOCK OPTIONS

     In 1995, the Company granted options to an executive officer to purchase 1,143,000 shares of common stock at $3.02 per share. The Company determined that the price was approximately $0.83 below fair market value at the date of the grant and recognized $949,960 as compensation expense for the year ended December 31, 1995. The options become exercisable three years from the date of grant, except that one-third were exercisable to the extent that the underlying shares were permitted to be included by the underwriters in an underwritten public offering. In November, 1996 the Company completed its secondary public offering and 381,000 of the options granted to the executive officer were exercised and sold in the offering. The remaining 762,000 options expire if not exercised by the tenth anniversary of their grant date.

     Another executive officer was granted options under the Company's 1996 Employee Stock Option Plan to purchase 209,841 shares of the Company's common stock with an exercisable price of (i) 33 1/3 % of such shares at $8.00 per share, (ii) 33 1/3 % at $7.55 per share, and (iii) 33 1/3 % at $6.67 per share. Compensation expense of approximately $28,000 and $42,000 is recognized in the general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 1996 and 1997, respectively.

     1996 Employee Stock Option Plan -- The Company's 1996 Employee Stock Option Plan (the "Employee Plan") permits the granting of incentive or nonqualified stock options to purchase up to approximately 2,324,000 shares of the Company's common stock at not less than the fair value at the time the options are granted. Certain other officers and employees hold options to purchase additional shares of common stock at a range of $0.03 to $31.27 per share and vest ratably over the three-year period following the date of grant, except for approximately 360,000 options associated with the outstanding options from the acquisition of McQueen and options granted to key employees of a 1996 acquisition, all of which are immediately exercisable. All options granted under the Employee Plan expire if not exercised by the tenth anniversary of

                        SYKES ENTERPRISES, INCORPORATED
their grant date with the exception of outstanding options converted pursuant to the acquisition of McQueen consistent with pooling-of-interests rules and expire five years from grant date.

     Transactions related to the 1996 Employee Stock Option Plan are summarized as follows:

                                                                        WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            ---------   ----------------
Outstanding at December 31, 1995..........................         --
  Granted.................................................    973,605        $10.00
  Exercised...............................................         --
  Expired or terminated...................................    (71,813)       $ 8.00
                                                            ---------
Outstanding at December 31, 1996..........................    901,792        $15.22
  (Excercisable: 180,000 at $27.67)
  Granted.................................................    893,816        $19.86
  Exercised...............................................   (190,322)       $ 8.00
  Expired or terminated...................................   (231,300)       $19.38
                                                            ---------
Outstanding at December 31, 1997..........................  1,373,986        $16.67
                                                            =========
Options available for future grant........................    831,610
                                                            =========

     The following table further summarizes information about the 1996 Employee Stock Option Plan at December 1997:

                                                          WEIGHTED    WEIGHTED                 WEIGHTED
                 RANGE OF                     NUMBER       AVERAGE    AVERAGE      NUMBER      AVERAGE
                 EXERCISE                   OUTSTANDING   REMAINING   EXERCISE   EXERCISABLE   EXERCISE
                  PRICES                    AT 12/31/97     LIFE       PRICE     AT 12/31/97    PRICE
------------------------------------------  -----------   ---------   --------   -----------   --------
$ 0.03 to $ 1.24..........................     236,441       5.0       $ 0.63       236,441     $ 0.63
$ 8.00 to $10.00..........................     328,970       8.3       $ 8.00         6,150     $ 8.00
$19.18 to $31.27..........................     808,575       9.6       $24.89       148,375     $27.70
$ 0.03 to $31.27..........................   1,373,986       8.5       $16.67       390,966     $11.02

     1996 Non-Employee Director Stock Option Plan -- The Company's 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") permits the granting of nonqualified stock options to purchase up to approximately 431,000 shares of the Company's common stock to members of the Board of Directors who are not employees of the Company. Each outside director will receive options to purchase 5,000 shares of common stock on the day following each annual meeting of shareholders. Also, on the date on which a new outside director is first elected or appointed, he or she will automatically be granted options to purchase 5,000 shares of common stock. All options granted will have an exercise price equal to the then fair market value of the common stock. At December 31, 1996 and 1997, no options granted were exercisable. All options granted under the Non-Employee Plan expire if not exercised by the tenth anniversary of their grant date.

                        SYKES ENTERPRISES, INCORPORATED

     Transactions related to the 1996 Non-Employee Director Stock Option Plan are summarized as follows:

                                                                        WEIGHTED AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              -------   ----------------
Outstanding at December 31, 1995............................       --
  Granted...................................................   56,250        $ 8.00
  Exercised.................................................       --
  Expired or terminated.....................................       --
                                                              -------
Outstanding at December 31, 1996............................   56,250        $ 8.00
  Granted...................................................   42,500        $22.61
  Exercised.................................................  (26,250)       $ 8.00
  Expired or terminated.....................................       --
                                                              -------
Outstanding at December 31, 1997............................   72,500        $16.56
                                                              =======
Options available for future grant..........................  341,250
                                                              =======

     The following table further summarizes information about the 1996 Non-Employee Director Stock Option Plan at December 1997:

                                                             WEIGHTED    WEIGHTED                 WEIGHTED
                  RANGE OF                       NUMBER       AVERAGE    AVERAGE      NUMBER      AVERAGE
                  EXERCISE                     OUTSTANDING   REMAINING   EXERCISE   EXERCISABLE   EXERCISE
                   PRICES                      AT 12/31/97     LIFE       PRICE     AT 12/31/97    PRICE
---------------------------------------------  -----------   ---------   --------   -----------   --------
$ 8.00 to $10.00.............................    30,000         8.3       $ 8.00          --       $  --
$22.23 to $25.42.............................    42,500         9.4       $22.61          --       $  --
$ 8.00 to $25.42.............................    72,500         8.9       $16.56          --       $  --

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Therefore, no compensation expense has been recognized for stock options granted under its plans. If the Company had elected to recognize compensation expense for stock options based on the fair value at grant date, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts shown on the following page:

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1995        1996        1997
                                                            ---------   ---------   ---------
                                                            ($ IN THOUSANDS, EXCEPT PER SHARE
                                                                        AMOUNTS)
Pro forma net income as reported (actual for 1997)........   $ 2,714     $10,305     $ 5,747
Pro forma net income (loss) as prescribed by SFAS 123.....   $   784     $ 7,970     $  (300)
Pro forma net income per diluted share as reported (actual
  for 1997)...............................................   $  0.09     $  0.29     $  0.14
Pro forma net income (loss) per diluted share as
  prescribed by SFAS 123..................................   $  0.03     $  0.22     $ (0.01)

     The pro forma amounts were determined using the Black-Scholes valuation model with the following key assumptions: (i) a discount rate of 6.0 percent for 1995 and 1996 and 6.05 percent for 1997; (ii) a volatility factor initially based upon the average trading price since the Company's common stock has traded on the Nasdaq National Market; (iii) no dividend yield; and (iv) an average expected option life of approximately 4 years, for each year presented.

                        SYKES ENTERPRISES, INCORPORATED

NOTE 14 -- GEOGRAPHIC INFORMATION

     Information about the Company's operations by geographic location are as follows:

                                                        YEARS ENDED DECEMBER 31,
                                               ------------------------------------------
                                                   1995           1996           1997
                                               ------------   ------------   ------------
Revenue:
  United States..............................  $ 86,231,484   $130,653,666   $193,898,426
  International..............................    69,725,100     88,342,085    119,286,128
                                               ------------   ------------   ------------
                                               $155,956,584   $218,995,751   $313,184,554
                                               ============   ============   ============
Income before income taxes:
  United States..............................  $  1,179,908   $ 10,823,955   $  8,551,740
  International..............................     4,391,345      5,970,525      8,071,466
                                               ------------   ------------   ------------
                                               $  5,571,253   $ 16,794,480   $ 16,623,206
                                               ============   ============   ============
Total assets:
  United States..............................  $ 44,766,987   $162,831,598   $176,310,372
  International..............................    41,191,342     51,691,933     65,353,093
                                               ------------   ------------   ------------
                                               $ 85,958,329   $214,523,531   $241,663,465
                                               ============   ============   ============

NOTE 15 -- SIGNIFICANT CUSTOMER

     Revenues from one customer amounted to 13%, 13% and 11% for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 16 -- PRO FORMA DISCLOSURES

     Preferred Stock -- In connection with an agreement entered into in February 1996, the Company's majority shareholder transferred all the newly issued shares of the Company's outstanding preferred stock and all of the outstanding non-voting common stock to a related party. Effective immediately prior to the Company's initial public offering, the preferred stock and non-voting common stock was automatically converted into shares of common stock. These shares were sold in connection with such offering.

     Pro Forma Income Taxes -- An affiliate of the Company had elected to be treated as an S corporation for federal and state income tax purposes. As such, the affiliate's taxable income was reported to and subject to tax to the affiliate's shareholder. Prior to the Company's initial public offering, the Company's affiliate terminated its S corporation election and accordingly became subject to federal and state income taxes. The pro forma provision for income taxes reported on the consolidated statements of operations presents federal and state income taxes that would have been incurred if the affiliate had been subject to tax as a C corporation. In addition, the Company changed its method of accounting for income taxes from the cash basis to the accrual method in connection with the offering. The corresponding adjustment will be included in taxable income over a period not to exceed four years.

     Pro Forma Net Income Per Share -- In March 1996, the Company was a North Carolina corporation and amended its Articles of Incorporation to authorize the issuance of up to 10,000 shares of $1,000 par value per share preferred stock. At that time, the Company approved a 95-to-1 stock split of all outstanding common stock, and subsequent to the amendment and stock split, the Company changed its state of incorporation from North Carolina to Florida and changed the authorized number of shares of common stock from 100,000 to 50,000,000 (subsequently further amended to 200,000,000). As part of the change of state of incorporation, each share of common stock of the North Carolina corporation was exchanged for 88 shares (198 shares as adjusted for the three-for-two stock splits) of common stock of the Company. All applicable share and per

                        SYKES ENTERPRISES, INCORPORATED
share amounts in the accompanying financial statements have been retroactively adjusted to reflect these events.

     Weighted average common shares outstanding includes the common share equivalents discussed in Note 9, consistent with FAS Statement No. 128. In addition, the calculation includes certain preferred stock issued during the year that was converted to common stock immediately prior to the closing of and sold in the Company's initial public offering. Such shares were deemed outstanding for all periods presented.

     In addition, the Company issued 2,745,000 shares of common stock as a result of the merger involving Sykes Realty, Inc. immediately prior to the offering, which shares were deemed outstanding for all periods presented.

NOTE 17 -- INVESTMENT IN JOINT VENTURE

     The Company has a 50% interest in a joint venture that is accounted for using the equity method of accounting. Accordingly, the Company records its proportionate share of the gains and losses of the joint venture in the consolidated statement of income.

     During March 1998, the Company's joint venture entity acquired Health International ("HI") and Prudential Service Bureau, Inc. ("PSBI"). The combined purchase price of the two acquisitions was $72.6 million. HI is a disease management company that provides a comprehensive managed medical care program for employees and plan administrators. PBSI provides a wide range of call center-based health and welfare benefits and administrative services.

     These acquisitions were accounted for by the joint venture utilizing the purchase method of accounting. As a result, the Company recorded non-recurring charges of approximately $8.0 million, representing its share of the joint venture's acquired in-process research and development.

NOTE 18 -- COMPREHENSIVE INCOME

     Effective January 1, 1998 the Company has adopted Financial Accounting Standards No. 130 "Reporting Comprehensive Income" which requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the financial statements. Prior periods will be reclassified as required. The Company's total comprehensive earnings were as follows:

                                                                 THREE MONTHS ENDED
                                                              ------------------------
                                                              MARCH 30,     MARCH 31,
                                                                 1997         1998
                                                              ----------   -----------
                                                                    (UNAUDITED)
Net income (loss)...........................................  $5,146,868   $(1,471,657)
Other comprehensive earnings (losses):
  Change in equity due to foreign currency translation
     adjustments............................................    (596,688)     (920,517)
  Unrealized loss on securities, net of income taxes........          --    (2,868,594)
                                                              ----------   -----------
Comprehensive earnings......................................  $4,550,180   $(5,260,768)
                                                              ==========   ===========

======================================================

     NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
Risk Factors..........................    6
Price Range of Common Stock...........   12
Dividend Policy.......................   12
Capitalization........................   13
Selected Consolidated Financial
  Data................................   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   15
Business..............................   22
Management............................   33
Selling Shareholders..................   35
Description of Capital Stock..........   37
Underwriting..........................   39
Legal Matters.........................   40
Experts...............................   40
Additional Information................   41
Index to Financial Statements.........  F-1

======================================================
======================================================

                                2,468,428 SHARES


                         (SYKES ENTERPRISES, INC. LOGO)

                                  COMMON STOCK
                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                              MERRILL LYNCH & CO.
                             ROBERT W. BAIRD & CO.
                                 INCORPORATED

                                  FURMAN SELZ
                                           , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF INSURANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $ 21,918
NASD filing fee.............................................
Nasdaq listing fee..........................................
Blue sky fees and expenses..................................
Transfer agent expenses and fees............................
Printing and engraving......................................
Accountants' fees and expenses..............................
Legal fees and expenses.....................................
Miscellaneous...............................................
                                                              --------
          Total.............................................  $
                                                              ========

     All of the fees, costs and expenses set forth above will be paid by the Company. Other than the SEC filing fee and NASD filing fee, all fees and expenses are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Company's Articles of Incorporation and Bylaws provides that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

     The indemnification provided by the Florida Business Corporation Act and the Company's Articles of Incorporation and Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION
-------                           -------------------
    1.1  --   Form of Underwriting Agreement.
  **4.1  --   Registration Rights Agreement dated December 31, 1997 among the Company and certain shareholders of McQueen
              International Limited.
  **5.1  --   Opinion of Foley & Lardner.
   23.1  --   Consent of Foley & Lardner (included in Exhibit (5.1)).
   23.2  --   Consent of Coopers & Lybrand L.L.P.
   23.3  --   Consent of Grant Thornton
 **24.1  --   Power of Attorney relating to subsequent amendments
              (included on the signature page of this Registration
              Statement, as originally filed).


---------------

 * To be filed by amendment.

** Previously filed.


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on this 11th day of June, 1998.


                                          SYKES ENTERPRISES, INCORPORATED

                                          By:     /s/ SCOTT J. BENDERT
                                            ------------------------------------
                                            Scott J. Bendert
                                            Senior Vice President -- Finance,
                                              Treasurer, and
                                            Chief Financial Officer


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                          *                            Chairman of the Board, President,  June 11, 1998
-----------------------------------------------------    Chief Executive Officer, and
                    John H. Sykes                        Director (Principal Executive
                                                         Officer)

                /s/ SCOTT J. BENDERT                   Senior Vice President -- Finance,  June 11, 1998
-----------------------------------------------------    Treasurer, and Chief Financial
                  Scott J. Bendert                       Officer (Principal Financial
                                                         and Accounting Officer)

                          *                            Executive Vice President, Chief    June 11, 1998
-----------------------------------------------------    Operating Officer, and Director
                   Gordon H. Loetz

                          *                            Director                           June 11, 1998
-----------------------------------------------------
                Furman P. Bodenheimer

                          *                            Director                           June 11, 1998
-----------------------------------------------------
                   H. Parks Helms

                          *                            Director                           June 11, 1998
-----------------------------------------------------
                   Iain Macdonald

                          *                            Director                           June 11, 1998
-----------------------------------------------------
                  Ernest J. Milani

                          *                            Director                           June 11, 1998
-----------------------------------------------------
                  Adelaide A. Sink

                          *                            Director                           June 11, 1998
-----------------------------------------------------
                  R. James Stroker

                                                       Director                                  , 1998
-----------------------------------------------------
               Linda McClintock-Greco


---------------
* By power-of-attorney.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION
-------                           -------------------
    1.1  --   Form of Underwriting Agreement.
  **4.1  --   Registration Rights Agreement dated December 31, 1997 among the Company and certain shareholders of McQueen
              International Limited.
  **5.1  --   Opinion of Foley & Lardner.
   23.1  --   Consent of Foley & Lardner (included in Exhibit (5.1)).
   23.2  --   Consent of Coopers & Lybrand L.L.P.
   23.3  --   Consent of Grant Thornton
 **24.1  --   Power of Attorney relating to subsequent amendments
              (included on the signature page of this Registration
              Statement, as originally filed).


---------------

 * To be filed by amendment.
** Previously filed.
   Filed herewith.